UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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Raymond James Financial, Inc.

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2022 PROXY STATEMENT

Proxy Statement

and Notice of 2022 Annual Meeting of Shareholders

RAYMOND JAMES

OUR VISION	OUR VALUES

Our vision is to be a financial services firm as unique as the people we serve, transforming lives, businesses and communities through the power of personal relationships and professional advice.	We put clients first. If we do what’s right for our clients, the firm will do well and we’ll all benefit.
We act with integrity. We put others above self, and what’s right above what’s easy. We believe doing well and doing good aren’t mutually exclusive.

OUR MISSION

Our business is people and their financial well-being.

We are committed to helping individuals, corporations and institutions achieve their unique goals, while also developing and supporting successful professionals, and helping our communities prosper.

We value independence. We respect autonomy, celebrate individuality and welcome diverse perspectives, while encouraging collaboration and innovation.
We think long term. We act responsibly, taking a conservative approach that translates into a strong, stable firm for clients, advisors, associates and shareholders.

RAYMOND JAMES 2022 PROXY STATEMENT

RAYMOND JAMES FINANCIAL, INC.

880 Carillon Parkway

St. Petersburg, Florida 33716

(727) 567-1000

January 12, 2022

Dear Fellow Shareholder,

I am pleased to invite you to our 2022 Annual Meeting of Shareholders.

Despite ongoing challenges due to the COVID-19 pandemic, Raymond James once again achieved strong financial results in fiscal 2021. Due in large part to our diverse yet complementary businesses, we finished the year with record net revenues of $9.76 billion and record net income of $1.40 billion. Continuing our well-established track record of retention and recruiting of financial advisors, we reached record numbers of both financial advisors and client assets of $1.18 trillion. Meanwhile, our investment banking success in both M&A and underwriting, and a record year for fixed income brokerage revenues due to high levels of client activity, helped us achieve record revenues in our Capital Markets segment. Demonstrating our commitment to deploying excess capital, we completed three acquisitions during the year and announced the intention to acquire two additional firms. We believe these acquisitions satisfy our longstanding criteria of being a strong cultural fit, having a good strategic purpose and making financial sense for our shareholders.

Moving forward, we are well-positioned with robust capital ratios and records for all of our key business metrics. Additionally, activity levels for financial advisor recruiting, investment banking and fixed income brokerage remain strong. However, we also understand there are uncertainties, including the pace of recovery from the initial shutdowns related to COVID-19, the continued effects of the pandemic, and U.S. economic policy. Whatever potential challenges lie ahead, we believe our capital and liquidity provide balance sheet flexibility to not only withstand them but also to be opportunistic in these environments.

I would be remiss not to note that Francis S. “Bo” Godbold, who has served on our Board of Directors since 1977, will not be re-nominated for election at the 2022 Annual Meeting of Shareholders. One of Chairman Emeritus Tom James’ earliest recruits in 1969, Bo’s intellect and leadership have been instrumental to the growth and success of the firm. Like all public companies, we are facing growing pressure from proxy advisors urging greater formal independence for public company boards, and Bo has been viewed as an insider for these purposes despite his independent industry expertise and resolute shareholder advocacy. He has had a remarkable career, with professional achievements and community service recognitions far too long to list. He will continue to serve on the Raymond James Bank Board of Directors, but I speak for the entire Raymond James Financial Board of Directors in saying that his contributions and counsel will be greatly missed.

Once again this year, we have determined that our Annual Meeting will be a virtual meeting, conducted solely via webcast. You will be able to participate in the virtual meeting online, vote your shares electronically, and submit live questions by visiting www.virtualshareholdermeeting.com/RJF2022. We are also making use of the SEC’s “notice and access” rules, which allow companies to furnish proxy materials to their shareholders over the Internet. We believe that this process expedites affected shareholders’ receipt of our proxy materials and lowers the costs—and reduces the environmental impact—of our Annual Meeting. Accordingly, we mailed to certain shareholders a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to access our Proxy Statement, Annual Report and other soliciting materials, and on how to vote. The Notice also contains instructions on how you can request paper copies of these materials if you so desire.

On behalf of the Board of Directors and the management of Raymond James, I extend our appreciation for your continued support.

Yours sincerely,

Paul C. Reilly

Chairman and Chief Executive Officer

Notice of 2022 Annual Meeting of Shareholders

DATE:	Thursday, February 24, 2022

TIME:	4:30 p.m. (EST)

PLACE:	The meeting will be a virtual-only meeting, conducted exclusively via webcast at www.virtualshareholdermeeting.com/RJF2022. There will not be a physical location for the meeting, and you will not be able to attend the meeting in person. Shareholders will be able to attend, vote, and submit questions (both before, and during a portion of, the meeting) virtually.

AGENDA:

The following proposals will be voted upon:

1.  To elect the eleven (11) director nominees named in the Proxy Statement

2.  To hold an advisory vote on our executive compensation

3.  To approve the following amendments to our Articles of Incorporation:

A.  Increase the number of authorized shares;

B.  Restate or revise certain provisions governing the capital stock of the company; and

C.  Make certain updates and improvements

4.  To ratify our independent registered public accounting firm for fiscal 2022

5.  To act on any other business that may properly come before the meeting

RECORD DATE:	December 22, 2021 (“Record Date”)
Who Can Vote:	Shareholders of record on the Record Date

Who Can Attend:

All shareholders are invited to attend the Annual Meeting. To attend the meeting at www.virtual shareholdermeeting.com/RJF2022, you must enter the control number on your Notice of Internet Availability of Proxy Materials (“Notice”), proxy card or voting instruction form. The virtual meeting room will open at 4:15 p.m. (EST).

Date of Mailing:

A Notice or the Proxy Statement, 2021 Annual Report to Shareholders, and form of proxy are first being sent to shareholders and participants in our Employee Stock Ownership Plan on or about January 12, 2022

Vote Recommendation:     The Board of Directors recommends a vote “FOR” All Proposals

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 24, 2022:	The Proxy Statement, 2021 Annual Report to Shareholders and the form of proxy card are available online at www.raymondjames.com/investor-relations/news-and-events/shareholders-meeting.

Whether or not you are able to attend the virtual Annual Meeting, please complete, sign and return your proxy card by mail, or vote via the Internet or the toll-free telephone number.

By Order of the Board of Directors,
Jonathan N. Santelli, General Counsel and Secretary
January 12, 2022

Raymond James Financial, Inc. 2022 Proxy Statement	|	i

ii	|	Raymond James Financial, Inc. 2022 Proxy Statement

Our Company

Raymond James Financial, Inc. is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and institutions. Our financial services activities include providing investment management services to retail and institutional clients, merger & acquisition and advisory services, the underwriting, distribution, trading and brokerage of equity and debt securities, and the sale of mutual funds and other investment products. We also provide corporate and retail banking services and trust services.

Our mission is to help individuals, corporations and institutions achieve their unique goals, while also developing and supporting successful professionals, and helping our communities prosper.

Our vision is to be a financial services firm as unique as the people we serve, transforming lives, businesses and communities through the power of personal relationships and professional advice.

Among the keys to our success, our emphasis on putting the client first is at the core of our corporate values. We also believe in maintaining a conservative, long-term approach in our decision making. We believe that this disciplined approach has helped us build a strong, stable financial services firm for clients, advisors, associates and shareholders.

At Raymond James, corporate responsibility is one way we live out our mission and values, as well as fulfill our vision. Corporate responsibility includes our commitment to:

•	nurturing an inclusive and diverse environment that unleashes the power of perspectives to drive exceptional results

•	giving back to the communities in which we live and work, both through charitable contributions and volunteerism

•	maintaining our longstanding commitment to strong corporate governance, rooted in a conservative approach for long-term stability, and

•	making sustainable business and operational decisions for the benefit of clients, our firm and our society.

Our focus on sustainability means keeping an eye on the big picture and operating our business for the long term. Raymond James believes it is our duty to be good stewards of our resources and help clients build wealth responsibly for the future, which we accomplish through a variety of initiatives including but not limited to:

•	offering a sustainable investment platform tailored to meet clients’ individual impact goals

•	financing our clients’ essential environmental and community-minded projects, such as alternative energy infrastructure and affordable housing, and

•	taking responsibility for preserving the natural world and limiting the negative consequences of climate change by working to reduce our environmental impact.

Under the oversight of our Board, senior management has taken a number of recent steps to strengthen formal governance and disclosure of environmental, social and governance (“ESG”) matters at Raymond James. In 2019, we hired a full-time Director of Corporate Responsibility to survey and coordinate a wide variety of ESG initiatives and activities. With the support of management across key company functions and business units, we reviewed opportunities to enhance ESG initiatives, including publishing an inaugural Corporate Responsibility Report in April 2021. In addition, the Board has approved a restructuring of its committees that is designed, in part, to enhance oversight of the company’s strategies, policies and programs with respect to ESG matters. Please see “Reorganization of Board Committees.”

Raymond James Financial, Inc. 2022 Proxy Statement	|	1

We are furnishing or making available this Proxy Statement to you in connection with the solicitation of proxies by the Company’s Board of Directors (“Board” or “Board of Directors”) for the virtual Annual Meeting of Shareholders to be held exclusively via webcast on February 24, 2022 (“Annual Meeting”). In this Proxy Statement, we may refer to Raymond James Financial, Inc. as “Raymond James,” “RJF,” the “company,” “we,” “us” or “our.”

Corporate Governance

Item 1. — Election of Directors

Proposal Snapshot — Item 1. Election of Directors

What is being voted on: Election to our Board of 11 director nominees.

Board recommendation: After a review of the individual qualifications and experience of each of our director nominees and his or her contributions to our Board, our Board determined unanimously to recommend that shareholders vote “FOR” all of our director nominees.

Our Directors

The Board has nominated the eleven (11) directors identified below as candidates for election at the Annual Meeting. All nominees are current directors of the company and were unanimously recommended for re-election by the Corporate Governance, Nominating and Compensation Committee (“CGN&C Committee”). The Board continually monitors evolving board refreshment best practices, including those with respect to the average tenure of directors and the mix of both independent and executive directors. In light of his long board tenure and in order to keep an orderly transition, the Board determined, in consultation with Mr. Godbold, that he would not stand for re-election at the Annual Meeting. Mr. Godbold’s contributions to the Board over his 44 years of serving as an executive director are substantial, and his knowledge and insight about the Company over the fifty years in which he held leadership positions have added significant value.

Director Independence

For a director to be considered independent under New York Stock Exchange (“NYSE”) rules, the Board must affirmatively determine that the director does not have any “material relationship” with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. A material relationship can include commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships.

The Board has affirmatively determined that the following nine director candidates are independent under NYSE and U.S. Securities and Exchange Commission (“SEC”) rules: Marlene Debel, Robert M. Dutkowsky, Jeffrey N. Edwards, Benjamin C. Esty, Anne Gates, Gordon L. Johnson, Roderick C. McGeary, Raj Seshadri and Susan N. Story.

Each candidate has indicated that he or she would serve if elected. We do not anticipate that any nominee would be unable to stand for election, but if that were to happen, the Board may reduce the size of the Board, designate a substitute nominee or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate.

2	|	Raymond James Financial, Inc. 2022 Proxy Statement

Marlene Debel, 55 Non-Executive Director Director Since: 2020 RJF Committees • Audit and Risk Other Public Directorships • Current: None • Former (past 5 years): None	KEY EXPERIENCE AND QUALIFICATIONS

•  Finance and risk management experience: Deep knowledge of finance and more than three decades of experience in financial, strategic and risk management

•  Financial services management and leadership: Proven business leader who has helped guide organizations through periods of significant growth and change

CAREER HIGHLIGHTS

•  MetLife, Inc., a leading global provider of insurance, annuities, employee benefits and asset management services

•  Executive Vice President and Chief Risk Officer (2019 – present)

•  Executive Vice President and Head of Retirement & Income Solutions (2018 – 2019)

•  Executive Vice President and Chief Financial Officer, U.S. Business (2016 – 2018)

•  Executive Vice President and Treasurer (2011 – 2016)

•  Global Head of Liquidity Risk Management and Rating Agency Relations, Bank of America (2009 – 2011)

•  Assistant Treasurer, Merrill Lynch & Co., Inc. (2007-2008)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

•  Member, Board of Directors, Women’s Forum of New York

•  Foundation Board Member, LaGuardia Community College

Robert M. Dutkowsky, 67

Non-Executive Director

Director Since: 2018

RJF Committees

•  CGN&C

Other Public Directorships

•  Current: U.S. Foods Holding Corp.; Pitney Bowes; The Hershey Company

•  Former (past 5 years): Tech Data Corporation (2006-2020)

KEY EXPERIENCE AND QUALIFICATIONS

•  Technology and technology risks: More than 40 years of experience in the information technology industry, including senior executive positions in sales, marketing and channel distribution with leading manufacturers and software publishers

•  Corporate governance and leadership: Valuable governance perspectives from substantial senior executive leadership roles and experience as a board member and chair of several public and private companies

CAREER HIGHLIGHTS

•  Tech Data Corporation, a multinational IT products and services distribution company

•  Executive Chairman (2017 – 2020)

•  Chief Executive Officer (2006 – 2018)

•  President, Chief Executive Officer, and Chairman, Egenera, Inc., a multinational cloud manager and data center infrastructure automation company (2004 – 2006)

•  President, Chief Executive Officer and Chairman, J.D. Edwards & Co., Inc. an enterprise resource planning (ERP) software company (2002 – 2004)

•  President, Chief Executive Officer and Chairman, GenRad, Inc., a manufacturer of electronic automatic test equipment and related software (2000 – 2002)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

•  Board of Directors, United Way Suncoast

•  Board of Directors, First Tee of Tampa Bay

•  Board of Directors, Moffitt Research Committee

•  Advisory Board, University of South Florida Business School

•  Board of Trustees, University of Tampa

Raymond James Financial, Inc. 2022 Proxy Statement	|	3

Jeffrey N. Edwards, 60

Non-Executive Director

Director Since: 2014

RJF Committees

•  CGN&C

•  Securities Repurchase Committee

•  Securities Offerings Committee

Other Public Directorships

•  Current: American Water Works Company, Inc.

•  Former (past 5 years): None

KEY EXPERIENCE AND QUALIFICATIONS

•  Financial services industry: More than two decades of capital markets and corporate finance experience at a global financial services firm

•  Review and preparation of financial statements: Experience as CFO of large financial services company provides valuable insights to our Board

CAREER HIGHLIGHTS

•  Chief Operating Officer, New Vernon Advisers, LP, a registered investment advisor (2009 – present)

•  Merrill Lynch & Co., Inc., a global financial services company

•  Vice Chairman (2007 – 2009)

•  Chief Financial Officer (2005 – 2007)

•  Head of Investment Banking for the Americas (2004 – 2005)

•  Head of Global Capital Markets and Financing (2003 – 2005)

•  Co-head of Global Equities (2001 – 2003)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

•  Director, The NASDAQ Stock Market (2004 – 2006)

•  Director, Medusind, Inc., a medical billing company (2012 – 2019)

Benjamin C. Esty, 59 Non-Executive Director Director Since: 2014 RJF Committees • Audit and Risk (Chair since 2014) Other Public Directorships • Current: None • Former (past 5 years): None	KEY EXPERIENCE AND QUALIFICATIONS

•  Finance, investment and risk management: Extensive knowledge of finance and deep experience in the mutual fund/investment management business, including evaluation of fund performance, investment strategies, acquisition analysis, valuation analysis, trading, and risk management

•  Financial services industry: Provides valuable insight to the company’s investment banking, commercial banking, and asset management businesses, as well as its own financing activities

•  Executive leadership development: Experience in leadership development assists Board in oversight of management succession

CAREER HIGHLIGHTS

•  Harvard University Graduate School of Business Administration

•  Professor of Business Administration teaching corporate finance, corporate strategy and leadership (1993 – present)

•  Roy and Elizabeth Simmons Professor of Business Administration (with tenure, 2005 – present)

•  Head of the Finance Department (2009 – 2014)

•  Founding faculty Chairman, General Management Program (GMP), a comprehensive leadership program for senior executives

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

•  Director and Chair of Audit and Risk Committee, Harvard Business Publishing Group, a not-for-profit education company

•  Eaton Vance family of mutual funds

•  Independent Trustee (2005 – 2013)

•  Chairman, Portfolio Management Committee (2008 – 2013)

•  Director, Harvard University Employees Credit Union (1995 – 2001)

•  Member, Finance Committee

•  Finance and Investment Committee, Deaconess Abundant Life Communities, a not-for-profit continuing care retirement community (2017 – present)

•  Member of the Advisory Board, The GEM Group (2021 – present), a private seller of promotional products

4	|	Raymond James Financial, Inc. 2022 Proxy Statement

Anne Gates, 62 Non-Executive Director Director Since: 2018 RJF Committees • Audit and Risk Other Public Directorships • Current: The Kroger Company; Tapestry, Inc. • Former (past 5 years): None	KEY EXPERIENCE AND QUALIFICATIONS

•  Retail and consumer products insight: Over 25 years’ experience in retail and consumer products industry

•  International business and growth markets: Broad business background in finance, marketing, strategy and business development, including growing international businesses

CAREER HIGHLIGHTS

•  President, MGA Entertainment, Inc., a developer, manufacturer and marketer of toy and entertainment products for children (2014 – 2017)

•  The Walt Disney Company, a diversified multinational mass media and entertainment conglomerate (1991 – 2012)

•  Executive Vice President, Chief Financial Officer—Disney Consumer Products (2000 – 2007, 2009 – 2012)

•  Managing Director—Disney Consumer Products Europe and Emerging Markets (2007 – 2009)

•  Senior Vice President of Operations, Planning and Analysis (1998 – 2000)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

•  Board of Directors, Cynosure (2020 – present)

•  Board of Trustees, University of California, Berkley Foundation (2016 – present)

•  Board of Directors, Salzburg Global Seminar (2018 – present)

•  Board of Directors, CADRE

•  Board of Trustees, PBS SoCal

•  Board of Trustees, Packard Foundation (2020 – present)

•  Board of Visitors, Columbia University Engineering School (2021 – present)

Thomas A. James, 79

Director – Chairman Emeritus

Director Since: 1970

RJF Committees

•  Securities Repurchase Committee

•  Securities Offerings Committee

Other Public Directorships

•  Current: None

•  Former (past 5 years): None

KEY EXPERIENCE AND QUALIFICATIONS

•  Engaged and motivating leader who embodies our firm’s culture: Former Chairman and Chief Executive Officer of our company, with a unique understanding of our businesses and the financial services industry

•  Entrepreneurial mindset: Perspective of an entrepreneur who led the growth of the company founded by his father

•  Lifelong commitment: A deep, personal commitment to our company, exemplified by more than 50 years of service

•  Shareholder advocate: His large stock ownership position ensures that his interests are strongly aligned with those of our other shareholders

CAREER HIGHLIGHTS

•  Raymond James Financial, Inc.

•  Chairman Emeritus (2017 – present)

•  Chairman of the Board (1983 – 2017)

•  Chief Executive Officer (1970 – 2010)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

•  Financial Services Roundtable (2000 – present)

•  Chairman (2007)

•  Former Chairman, The Florida Council of 100

•  Former Chairman, Securities Industry and Financial Markets Association (SIFMA)

•  Certified Financial Planner (1978 – present)

•  Member, Board of Trustees, The Salvador Dalí Museum (1987 – present)

•  Founder and Chairman, The James Museum of Western and Wildlife Art (2018 – present)

•  Chairman, Chi Chi Rodriguez Youth Foundation (2006 – present)

•  Former Director, International Tennis Hall of Fame

Raymond James Financial, Inc. 2022 Proxy Statement	|	5

Gordon L. Johnson, 64

Non-Executive Director

Director Since: 2010

RJF Committees

•  CGN&C (Chair since 2018)

•  Director of Raymond James Bank since 2007

Other Public Directorships

•  Current: None

•  Former (past 5 years): None

KEY EXPERIENCE AND QUALIFICATIONS

•  Banking and financial services: Over 23 years of experience with unaffiliated banks

•  RJ Bank insights: Fourteen years as a director of Raymond James Bank, a significant part of our business

•  Entrepreneurial experience: Perspective of an entrepreneur and consumer of business-related financial services

CAREER HIGHLIGHTS

•  President, Highway Safety Devices, Inc., a full service specialty contractor (2004 – present)

•  Bank of America Corporation, a multinational investment bank and financial services company

•  Various managerial and executive positions (1992 – 2002)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

•  Director, Florida Transportation Builders Association (2007 – 2016)

•  Director, Santa Fe Healthcare (2008 – 2014)

Roderick C. McGeary, 71 Non-Executive Director Director Since: 2015 RJF Committees • Audit and Risk Other Public Directorships • Current: Cisco Systems, Inc.; PACCAR Inc. • Former (past 5 years): None	KEY EXPERIENCE AND QUALIFICATIONS

•  Review and preparation of financial statements: Deep accounting and auditing knowledge acquired through many years with a large public accounting firm

•  Leadership and governance: Decades of board and leadership experience involving multiple industries

•  Technology and technology risks: Leadership experience with global technology companies

CAREER HIGHLIGHTS

•  Chairman, Tegile Systems, Inc., a manufacturer of flash storage arrays (2010 – 2012)

•  BearingPoint, Inc., a multinational management and technology consulting firm

•  Chairman (2004 – 2009)

•  Interim Chief Executive Officer (2004 – 2005)

•  Co-President and Co-Chief Executive Officer (1999 – 2000)

•  Chief Executive Officer, Brience, Inc., a provider of software that enables companies to personalize customer experiences through broadband or wireless devices (2000 – 2002)

•  Managing Director, KPMG Consulting LLC, a management consulting firm (April – June 2000)

•  KPMG LLP, the U.S. member of a global network of professional firms providing audit, tax and advisory services

•  Co-Vice Chairman of Consulting (1997 – 1999)

•  Audit Partner for various technology clients (1980 – 1988)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

•  Certified Public Accountant

6	|	Raymond James Financial, Inc. 2022 Proxy Statement

Paul C. Reilly, 67

Chairman and Chief Executive Officer

Director Since: 2006

RJF Committees

•  Securities Repurchase Committee

•  Securities Offerings Committee

Other Public Directorships

•  Current: None

•  Former (past 5 years): None

KEY EXPERIENCE AND QUALIFICATIONS

•  Strong leader, with prior public company CEO experience: Prior experience as chief executive officer of two complex, global organizations (one of which was a public company) brings a perspective to the Board beyond the financial services industry

•  Auditing and strategic consulting perspective: Background as a CPA and financial services consultant

•  Leadership continuity: Previous service on our Board provides continuity with prior senior management

CAREER HIGHLIGHTS

•  Raymond James Financial, Inc.

•  Chairman (2017 – present)

•  Chief Executive Officer (2010 – present)

•  President (2009 – 2010)

•  Non-executive Director (2006 – 2009)

•  Chair, Audit Committee (2008 – 2009)

•  Korn Ferry International, a global organizational consulting firm

•  Executive Chairman (2007 – 2009)

•  Chairman and Chief Executive Officer (2001 – 2007)

•  Chief Executive Officer, KPMG International, a global network of professional firms providing audit, tax and advisory services (1998 – 2001)

•  National Managing Partner, Financial Services, KPMG LLP, the U.S. member of a global network of professional firms providing audit, tax and advisory services (1995 – 1998)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

•  Member, Board at Large, Securities Industry and Financial Markets Association (SIFMA)

•  Member, Board of Directors, American Securities Association

•  Member, Board of Directors, National Leadership Roundtable

•  Former Member, The Florida Council of 100

•  Former Member, Financial Services Roundtable

•  Former Director, United Way Suncoast

•  Cabinet Member and former Chairman, Tampa Heart Walk and Heart Ball for the American Heart Association

•  Member, The University of Notre Dame Business Advisory Council

•  Trustee, House of Prayer Foundation

Raj Seshadri, 56 Non-Executive Director Director Since: 2019 RJF Committees • Audit and Risk Other Public Directorships • Current: None • Former (past 5 years): None	KEY EXPERIENCE AND QUALIFICATIONS

•  Financial services management: Brings to our Board a rare combination of skills and experience from her roles at global brands in marketing, sales, business strategy, asset management, wealth management, and business-to-business partnerships

CAREER HIGHLIGHTS

•  President, Data and Services, Mastercard Incorporated, a global payments and technology company (2020 – present)

•  President, U.S. Issuers, Mastercard Incorporated, a global payments and technology company (2016 – 2020)

•  BlackRock, Inc., a global asset manager

•  Managing Director, Head of iShares Wealth Advisory (2014 – 2015)

•  Managing Director, Global Chief Marketing Officer for iShares (2012 – 2013)

•  Citigroup, Inc., a global financial institution

•  Managing Director, Head of CitiBusiness for Citibank (2010 – 2012)

•  Managing Director, Global Head of Strategy (2008 – 2009)

•  Various positions at U.S. Trust Company, a private wealth advisory firm (2006 – 2008), McKinsey & Company, a global strategy consulting firm (1994 – 2006) and AT&T Bell Laboratories, a research and development organization (1992 – 1993)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

•  Trustee, Mount Holyoke College (2017 – present)

•  Member, Global Board, American India Foundation (2019 – present)

•  Member, Management Board, Stanford Graduate School of Business (2017 – 2020)

•  Adjunct Professor, Columbia University Graduate School of Business (2012 – 2017)

•  David Rockefeller Fellow (2017 – 2018)

Raymond James Financial, Inc. 2022 Proxy Statement	|	7

Susan N. Story, 61

Lead Independent Director (since 2016)

Director Since: 2008

RJF Committees

•  CGN&C

•  Securities Repurchase Committee

•  Securities Offerings Committee

Other Public Directorships

•  Current: Dominion Energy, Inc.; Newmont Corporation

•  Former (past 5 years): American Water Works Company, Inc. (2014 – 2020)

KEY EXPERIENCE AND QUALIFICATIONS

•  Leadership and strategy: Leadership as former CEO of American Water Works Company, Inc., a $30 billion publicly traded company, has given her in-depth experience with addressing national economic challenges and regulatory and legislative issues

•  Experience managing highly-regulated industries: An over six-year tenure as CEO (with prior experience as CFO) of the largest publicly-traded water and wastewater utility in the U.S., operating a highly-regulated utility business in 14 states and market-based businesses in 45 states, together with seven years as CEO of an electric utility in Florida, have provided extensive skills relating to interaction with state and federal regulators and managing complex organizations

•  Technology, cyber security and human capital management: Extensive experience developing and implementing technological advances, including artificial intelligence (AI) and machine learning; overseeing critical infrastructure cyber security protocols and working with the Department of Homeland Security, Department of Defense and state FUSION agencies; recruiting, hiring and training an evolving workforce population as well as pioneering strategic workforce planning based on operational technology disruption; and mitigating rising employee healthcare costs through innovative partnerships and programs

CAREER HIGHLIGHTS

•  American Water Works Company, Inc., a U.S. publicly traded water and wastewater utility company

•  President, Chief Executive Officer and director (2014 – 2020)

•  Chief Financial Officer (2013 – 2014)

•  The Southern Company, a U.S. regulated electric utility and natural gas distribution company

•  Chief Executive Officer, Southern Company Services, Inc., Executive Vice President of Southern (2011 – 2013)

•  President and Chief Executive Officer, Gulf Power Company, Inc. (2003 – 2010)

•  Executive Vice President, Engineering and Construction (2001 – 2003)

•  Senior Vice President of Southern Power Company (2001 – 2003)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

•  Board of Advisors, H. Lee Moffitt Cancer Center and Research Institute

•  National Council of Chief Executives

•  Advisor and founding member, NYSE Board Advisory Council

•  Financial co-sponsor, with American Water Works Company, of $1 million partnership with the Jacki Joyner-Kersee Winning in Life® program to extend opportunities in economically distressed communities

8	|	Raymond James Financial, Inc. 2022 Proxy Statement

Board Structure and Governance Practices

Role of the Board

Raymond James’ business and affairs are managed under the direction of the Board of Directors. The role of the Board is to oversee management of the company in its efforts to enhance shareholder value and conduct the company’s business in accordance with its mission statement. In this vein, the Board’s duties include assisting management with assessing long-range strategies for the company and evaluating management performance.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles, which are available in the Investor Relations section of the company’s website at www.raymondjames.com (the “company’s website”). This document describes the principles the Board follows with respect to, among other matters, the Board’s:

• role and duties	• size and composition

• director responsibilities	• leadership structure

• committees	• access to officers, employees and advisors

• director compensation	• confidentiality

• annual performance self-evaluation	• communications with shareholders

The Board’s Role in Risk Oversight

The Board exercises oversight responsibility with respect to management’s responsibilities to assess and manage our key risks, including market, credit, liquidity, operational, model, compliance, compensation and reputational risk. The Board has delegated aspects of its oversight responsibility to each of the Audit and Risk Committee (“ARC”) and the CGN&C Committee.

The ARC is appointed by the Board to assist it in monitoring (i) the integrity of the company’s financial reporting, (ii) the independent accountants’ qualifications, independence and performance, (iii) the company’s systems of internal controls, (iv) the performance of the company’s Internal Audit Department, (v) the company’s Risk Governance Structure, and (vi) the company’s Compliance Risk Management Framework and compliance with legal and regulatory requirements.

The CGN&C Committee’s risk oversight role is to review management’s evaluation of the relationship between our compensation policies and practices and risks arising for the company, and to take steps to prevent such policies and practices from encouraging unnecessary or excessive risk-taking. The CGN&C Committee also takes any action necessary to help the company comply with rules and regulations relating to compensation programs and their relationship to risk management.

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Board Composition and Skills

The Board currently consists of twelve (12) directors. The Board does not consider individual directors to be responsible for particular areas of the Board’s focus or specific categories of issues that may come before it. Rather, the Board seeks to assemble a group of directors that, as a whole, represents a mix of experiences and skills that allows appropriate deliberation on all issues that the Board might be likely to consider. The following information pertains to our non-executive directors:

The table below summarizes the range of selected qualifications and experiences that each non-executive director brings to our Board. The skills included in this table are evaluated against our strategy so that the table can serve as an up-to-date tool for identifying non-executive director nominees who collectively have the complementary experience and skills to guide the company. This summary is not intended to be a complete description of all of the skills and attributes possessed by each director.

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Additional information about each Board member’s background, business experience and other matters, as well as a description of how each individual’s experience qualifies him or her to serve as a director, is provided above under the heading Item 1. – Election of Directors – Our Directors.

	Financial Industry Experience	Chair & CEO Experience	Financial Reporting	Corporate Governance	Risk Management	Technology

Marlene Debel	✓		✓		✓

Robert M. Dutkowsky		✓		✓		✓

Jeffrey N. Edwards	✓		✓		✓

Benjamin C. Esty	✓			✓	✓

Anne Gates			✓

Gordon L. Johnson	✓			✓

Roderick C. McGeary		✓	✓	✓		✓

Raj Seshadri	✓					✓

Susan N. Story		✓	✓	✓	✓	✓

Director Qualifications

The Board believes there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position on the Board, including that such nominee:

• demonstrate high standards of integrity and character	• offer important perspectives on some aspect of the company’s business based on experience

• may not be on the boards of more than three (3) other public companies	• may not be subject to certain convictions or judgments of courts or regulatory authorities

Nominating Process and Succession Planning

The CGN&C Committee reviews the experience and qualifications of all potential nominees to the Board. In considering director candidates, the CGN&C Committee generally assembles all information regarding a candidate’s background and qualifications, evaluates his or her mix of skills and qualifications and determines the contribution that the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the Board balance of diversity of perspectives, backgrounds and experiences. The CGN&C Committee routinely considers diversity as a part of its deliberations, but does not have a formal policy regarding diversity. With respect to current directors, the CGN&C Committee annually evaluates the individual’s past participation in, and contributions to, the activities of the Board. The CGN&C Committee recommends director nominees to the Board based on its assessment of overall suitability to serve.

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Illustrated below is an overview of the process used by the CGN&C Committee to identify the desired skills and experience of candidates as well as evaluate potential candidates for the Board.

Nominations by Shareholders

The CGN&C Committee will consider candidates recommended for nomination to the Board by shareholders under Florida law and our By-laws. Our By-laws contain advance notice and a number of other requirements applicable to any shareholder nomination, including a description of the information that must be included with any such proposal. The manner in which the committee evaluates candidates recommended by shareholders would be generally the same as any other candidate. However, the CGN&C Committee would also consider information concerning any relationship between a shareholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all shareholders. The committee would not evaluate a candidate recommended by a shareholder unless, among the other requirements of our By-laws, the shareholder’s proposal contains all of the information necessary to conduct an evaluation. For information regarding shareholder proposal deadlines, please see below under “Additional Information — Shareholder Proposals for the 2022 Annual Meeting.”

Election of Directors

Each director is elected by shareholders at our annual meeting for a term of one (1) year (subject to extension until a successor is duly elected and qualified and subject to such director’s earlier resignation or removal). Under our By-laws, unless the election is contested, each director nominee must receive a majority vote to be elected. A “majority vote” means that the number of votes cast in favor of a nominee exceeds the number of votes cast against the nominee. In a contested election, directors are elected by a plurality of the votes cast. A “plurality vote” means that the nominee who receives more votes than any other nominee is elected.

In addition, each director nominee must tender an irrevocable conditional resignation to the company, to be effective only upon (i) the director’s failure to receive the required shareholder vote in an uncontested election, and (ii) Board acceptance of such resignation. If any nominee fails to receive the required vote, the CGN&C Committee will recommend that the Board accept the resignation unless it determines that the best interests of the company and its shareholders would not be served by doing so. Absent such determination, the Board will accept the resignation no later than 120 days from the certification of the shareholder vote, subject to maintaining compliance with NYSE or SEC

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rules. The Board will promptly disclose publicly its decision to accept or reject such resignation and the reasons therefor.

Director Tenure

We believe that non-executive directors (those directors who are not officers or employees of the company) who have longer-term experience with the company have gained a level of familiarity with its operations that enables them to make valuable contributions to Board deliberations. Nevertheless, our Corporate Governance Principles contemplate that directors are normally expected to serve no more than 12 years on the Board. The Board reserves the right, in extraordinary circumstances, to waive this limitation to allow a director—if elected by the shareholders—to serve up to three additional one-year terms. In this connection, the Board has determined (as it did previously in 2020 and 2021) that the need for continuity of service of the company’s Lead Director, Susan Story, constitutes a sufficient basis for waiving the above tenure limitation to permit her to serve a further one-year term.

Board Leadership Structure

The Board believes it is in the company’s best interests to periodically evaluate its leadership structure and make a determination regarding whether to separate or combine the roles of chairman and chief executive officer (“chief executive officer” or “CEO”) based on circumstances at the time of its evaluation. By retaining flexibility to adjust the company’s leadership structure, the Board believes that it is best able to provide for appropriate management and leadership of the company and address any circumstances the company may face. Since 2017, our CEO, Mr. Paul Reilly, has also served as Chairman of the Board. The Board believes that a combined chairman/chief executive officer structure provides the company with a single leader who communicates the firm’s business and strategy to our shareholders, clients, employees, regulators and the public, promoting accountability for the company’s performance. For these reasons, the Board believes that our existing board leadership structure continues to be the most appropriate one for the company. Nevertheless, the Board may reassess the appropriateness of this structure at any time, including following future changes in Board composition, in management, or in the character of the company’s business and operations.

Lead Independent Director

The Board also believes that independent leadership is important, and it has appointed an independent director, Susan N. Story, who has served as lead director (“Lead Director”) since 2016. Ms. Story’s knowledge of the company’s business and strategy from her years of service as a director, together with her significant executive leadership experience, contribute to her ability to effectively fulfill the role of Lead Director. The Board has structured the role of our Lead Director to strike an appropriate balance to the combined Chairman and CEO role and to fulfill the important requirements of independent leadership on the Board.

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The Board has approved a Charter for the Lead Director, which provides that the Lead Director is elected by the independent directors for a renewable term of three years. The charter also sets forth the Lead Director’s specific responsibilities, including to:

•	preside at Board meetings in the absence of the Chairman, subject to the By-laws

•	review and approve Board meeting agendas and schedules

•	advise on information submitted to the Board

•	serve as liaison for communication between non-executive directors and shareholders

•	communicate individual performance feedback from board peer evaluations in private meetings with each director
•	preside over executive sessions of non-executive directors

•	recommend topics for Board consideration

•	serve as a liaison between non-executive directors and the Chairman

•	with the CGN&C Committee, facilitate the Board’s annual self-evaluation process

•	assist CGN&C Committee in conducting its performance evaluation of CEO and in CEO succession planning

The Charter of the Lead Director, which is available on the company’s website, provides a more detailed description of the role and responsibilities, qualifications, and the procedures for appointment of, the Lead Director.

Code of Ethics and Directors’ Code

As part of our ethics and compliance program, our Board has approved:

•

Code of Ethics for Senior Financial Officers (the “Code of Ethics”) which applies to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions, and

•	Code of Business Conduct and Ethics for Members of the Board of Directors (“Directors’ Code”) that applies to all members of the Board.

Both the Code of Ethics and the Directors’ Code are posted on our company’s website. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, the Code of Ethics or the Directors’ Code by posting such information on our website. The company also maintains a reporting hotline (888-686-8351), where employees and individuals outside the company can anonymously submit a complaint or concern regarding compliance with applicable laws, rules or regulations, the Code of Ethics, as well as accounting, auditing, ethical or other concerns.

Engagement with Shareholders

The Board believes that fostering long-term relationships with shareholders and maintaining their trust and goodwill is a top priority for the company. Senior management conducts engagements with key shareholders throughout the year in order to ensure that our management and Board understand and address the issues that are important to our shareholders. These engagements cover a wide range of issues, such as strategy, financial performance, governance and other current matters. In addition to our quarterly earnings releases and related conference calls, we release monthly operating metrics. Our chief executive officer, chief financial officer and our head of investor relations generally attend several investor conferences each year and also participate in “roadshows” to meet with our investors. In addition, we typically host an annual Investor Day at which our senior executives make presentations concerning a wide variety of strategic and financial matters. Our chief financial officer and our head of investor relations also speak with analysts and investors throughout the year. Individual members of our Board may also be involved in appropriate cases. For information on how to contact members of our Board, please see the section below entitled “Additional Information—Communications with the Lead Director and Non-Executive Directors.”

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Executive Sessions

The non-executive directors meet in executive session without management at least four times per year during regularly-scheduled Board meetings. Ms. Susan N. Story, our Lead Director, presided at the regular executive sessions of the non-executive directors. In addition, the independent non-executive directors in each of the ARC and the CGN&C Committee generally meet in executive session in conjunction with the regularly-scheduled meetings of such committees.

Committee Membership and Meetings

The Board has delegated authority to committees to assist in overseeing the management of the company. The members and chair of each committee are appointed and removed by the Board. The committee chairs review and approve agendas for all meetings of their respective committees. The responsibilities of the ARC and the CGN&C Committee are defined in their respective charters, which incorporate the applicable requirements of the SEC and NYSE and are available at the company’s website at www.raymondjames.com/investor-relations/corporate-governance/charters.

The following table identifies the Board’s committees, their respective members, and provides information about meetings during the fiscal year ended September 30, 2021 (“fiscal 2021”).

Director	Audit and Risk Committee	Corporate Governance, Nominating and Compensation Committee	Securities Repurchase Committee	Securities Offerings Committee
Marlene Debel(1)	M	—	—	—
Robert M. Dutkowsky	—	M	—	—
Jeffrey N. Edwards	—	M	M	M
Benjamin C. Esty	C	—	—	—
Anne Gates	M	—	—	—
Gordon L. Johnson	—	C	—	—
Roderick C. McGeary	M	—	—	—
Raj Seshadri	M	—	—	—
Susan N. Story	—	M	M	M
Thomas A. James	—	—	M	M
Paul C. Reilly	—	—	M	M
Francis S. Godbold	—	—	—	AM
Fiscal 2021 Committee Meetings
Total Committee Meetings	9	6

M — Member, C — Chair, AM — Alternate Member

(1)	Appointed effective December 2, 2020.

The Board has affirmatively determined that each member of the ARC and the CGN&C Committee is “independent” under NYSE and SEC rules. The Board has further determined that each member of the ARC is “financially literate” and that each of Ms. Debel, Ms. Gates and Messrs. Esty and McGeary qualifies as an “audit committee financial expert” and has “accounting or related financial management expertise” under applicable NYSE or SEC rules.

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Audit and Risk Committee

The ARC’s responsibilities include:

•	oversight of the independent auditor, including annually reviewing the independent auditor’s report and evaluating its qualifications, performance and independence

•

reviewing and discussing with management and the independent auditor (i) the audited financial statements and related disclosures, (ii) earnings press releases, (iii) critical accounting policies, (iv) internal controls over financial reporting and disclosure controls and procedures, (v) use of non-GAAP financial measures, and (vi) any audit problems

•	oversight of the company’s internal audit function

•	oversight of management’s responsibilities to manage key risks, including the company’s enterprise risk management program

•	oversight of the company’s risk governance structure

•	reviewing reports from the chief compliance officer and general counsel

The Audit and Risk Committee charter provides a more detailed description of the role and responsibilities of this committee.

Corporate Governance, Nominating and Compensation Committee

The CGN&C Committee’s responsibilities for compensation matters include:

•	annually approving senior management compensation structure

•	annually setting criteria for compensating the CEO, evaluating his or her performance and determining the amount of his or her compensation

•	approving and overseeing the administration of equity-based and other incentive compensation plans

•	annually recommending to the Board the amounts of company contributions to employee benefit plans, and

•	overseeing administration of other employee benefit plans.

The CGN&C Committee’s responsibilities for nominations and corporate governance include:

•	reviewing the qualifications and experience of potential director nominees and recommending them to the Board

•	reviewing succession planning for the CEO and other senior management positions

•	developing and monitoring compliance with corporate governance policies

•	leading the Board and its committees in annual reviews of their performance

•	periodically reviewing and assessing our codes of ethics and recommending changes to the Board

•	reviewing and approving policies and procedures with respect to related person transactions, and reviewing, approving, disapproving or ratifying such transactions

•	recommending reasonable director compensation to the Board, and

•	exercising sole authority to retain director candidate search firms, including determining their compensation and terms of engagement.

The CGN&C Committee charter provides a more detailed description of the role and responsibilities of this committee.

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Securities Repurchase Committee

The Securities Repurchase Committee has authority (as determined by the Board) to approve certain purchases of our stock or notes from time to time. It does not have a separate charter or chair.

Securities Offerings Committee

The Securities Offerings Committee has authority (as determined by the Board) to approve the terms of securities offered by the company. It does not have a separate charter or chair.

Meeting Attendance

During fiscal 2021, the Board held four meetings (not including committee meetings). Each director nominated for re-election at the Annual Meeting attended one hundred percent (100%) of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served during fiscal 2021. The company’s executive committee also attends each regularly-scheduled Board meeting, as the Board believes that this direct exposure facilitates the deepest understanding and alignment of the firm’s strategy and also permits the Board to directly evaluate the performance of each executive committee member. It is the policy of the Board that all directors attend the annual meeting of shareholders. All of our directors then in office attended the February 2021 annual meeting of shareholders. In addition to formal meetings, the Board met informally during fiscal 2021 to receive updates from the CEO, CFO, Chief Human Resources Officer, General Counsel and other members of executive management regarding the company’s response to the COVID-19 pandemic and its strategic, financial and employee health and safety implications, as well as other general strategic matters.

Management Succession Planning

The Board believes that effective management succession planning, particularly for the CEO role, is important for the continued success of the company. Among the responsibilities of the CGN&C Committee is the review of succession plans for the CEO and other senior management positions. Consequently, our CEO and chief human resources officer regularly make detailed presentations to the CGN&C Committee and the Board on senior management succession plans and individual development plans for identified successors. This information is compiled through an organization-wide process designed to identify potential successors, evaluate the “readiness” of internal candidates and identify situations where the company may need to consider external talent. The Board discusses the development plans of succession candidates, particularly for the CEO role, and monitors such candidates’ progress. High potential leaders are also given exposure to all Board members through formal presentations and informal events, which provide directors with opportunities to personally assess the candidates’ skills and leadership capabilities.

Reorganization of Board Committees

In order to maintain corporate governance best practices and respond to new regulatory requirements, the Board reviews its corporate governance practices and the charters for its standing committees at least annually. The Board is aware of shareholders’ evolving interest in ESG concerns and believes that each of its committees has a role to play in governance of the firm’s ESG-related responsibilities and commitments. In December of 2021, the Board determined to restructure its committees to better address the evolving needs of the company and the evolving regulatory governance landscape. As a part of this restructuring, the Board of Directors split the CGN&C Committee into two committees: the Corporate Governance and ESG Committee and the Compensation and Talent Committee. This split will take effect immediately following the regular meeting of the Board and its committees scheduled for February 24, 2022.

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The Board determined that the new Corporate Governance and ESG Committee should retain all of the nominating and corporate governance responsibilities previously exercised by the CGN&C Committee. In addition, this new committee will discharge the Board’s responsibilities to oversee the company’s strategies, policies and programs with respect to environmental, social and governance (ESG) matters.

Similarly, the Board determined that the Compensation and Talent Committee should retain all of the compensation oversight responsibilities previously exercised by the CGN&C Committee. In addition, this new committee will discharge the Board’s responsibilities to oversee the company’s development and succession plans for the CEO, other executive officers and senior management positions, as well as the company’s strategies and policies related to human capital management, including diversity and inclusion.

The members of the new Corporate Governance and ESG Committee are planned to be Ms. Gates (Chair), Messrs. Edwards, Esty and Johnson, and Ms. Story.

The members of the new Compensation and Talent Committee are planned to be Mr. Johnson (Chair), Messrs. Dutkowsky and Edwards, and Ms. Seshadri.

The Board believes that having separate committees to oversee these areas of focus will provide the proper support and resources for these crucial and evolving activities. Each new committee will be comprised solely of directors who have been determined to meet the definition of an “independent director” in accordance with NYSE listing standards. The Board has adopted new charters for each of the new committees that set forth a more detailed statement of the respective committee’s roles and responsibilities. These charters will be posted on the company’s website on the effective date of the reorganization. The following graph sets forth the allocation of oversight responsibilities for ESG matters by committee, effective February 24, 2022:

In addition, the Board determined to combine the Securities Repurchase Committee and the Securities Offerings Committee into a single committee to be known as the Capital Planning Committee. The Capital Planning Committee will provide oversight of the firm’s capital and liquidity planning process and decision-making. The committee will

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review metrics and tolerances for managing capital and liquidity, oversee capital and liquidity projections and stress tests, and approve (or recommend approval to the full Board, as applicable) certain capital and liquidity actions, such as dividends, share repurchase authorizations, and issuances of debt or equity securities. The members of the Capital Planning Committee are planned to be Messrs. Reilly, James, Edwards and Ms. Story. The Capital Planning Committee will not have a separate written charter.

As a result of the reorganization, effective in February 2022 the Board of Directors will have four (4) standing committees: the Audit and Risk Committee, the Corporate Governance and ESG Committee, the Compensation and Talent Committee and the Capital Planning Committee.

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Director Compensation

The CGN&C Committee reviews and determines the compensation paid to non-executive directors at least every three years. We also reimburse each of our non-executive directors for their travel expenses incurred in connection with attendance at Board and committee meetings. Directors who are Raymond James employees (Messrs. Godbold, James and Reilly) do not receive any additional compensation for their services as directors. In determining non-executive director compensation, the committee considers, among other things, the following principles:

•

that the compensation should fairly pay for the work, time commitment and effort required from directors of an organization with the size and scope of business activities similar to the company, including service on committees,

•	that a component of compensation should be designed to align the directors’ interests with the long-term interests of shareholders, and

•	that director independence may be impaired if director compensation exceeds customary levels.

As a part of its review, the committee has engaged Pay Governance LLC as a third-party consultant to report on comparable non-executive director compensation practices and levels. No executive officer of the company is involved in determining or recommending non-executive director compensation levels.

The company has not increased the Annual Retainer and Shares Fee paid to its directors since May 2017. During its May and August 2021 meetings, the committee considered comparative market data on director compensation presented by its compensation consultant. At their respective December 2021 meetings, the CGN&C Committee recommended, and the Board approved, the annual fees for non-executive directors described in the table below, to be effective commencing with the Board and committee meetings in February 2022. These amounts reflect increases of $20,000 in the annual cash retainer and $30,000 in the value of the shares fee, as well as the supplemental cash fees for committee leadership roles on the new committees. All annual cash fees are paid in quarterly installments in arrears for the period of service between regularly-scheduled Board meetings. The company does not pay meeting attendance fees.

Director Fee Type	Description	Amount

Annual Retainer	Cash retainer	$120,000

Shares Fee	Restricted stock unit (“RSU”) award vesting on 1st anniversary of grant	$180,000

Lead Director Fee	Supplemental cash fee for board leadership role	$40,000

ARC Chair Fee	Supplemental cash fee for committee leadership role	$60,000

Corporate Governance and ESG Committee Chair Fee	Supplemental cash fee for committee leadership role	$25,000

Compensation and Talent Committee Chair Fee	Supplemental cash fee for committee leadership role	$25,000

We have also entered into indemnification agreements with each of our non-executive (and executive) directors, which provide for indemnification, to the fullest extent permitted by applicable law, with respect to all expenses and claims that a director incurs in connection with any event or occurrence related to the fact that the director was serving as a director, officer, fiduciary, employee, agent or advisor of Raymond James or any of our affiliates. Pursuant to the agreements, directors may also obtain advancement of certain expenses in connection with indemnified claims. (A copy of the form of indemnification agreement is exhibit 10.8 to our 2021 Annual Report to Shareholders, as filed with the SEC.)

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We encourage our directors to attend educational programs that assist them in the performance of their duties, and we reimburse reasonable costs of such attendance where approved in advance by the company.

Director Compensation Table for 2021

The following table sets forth the compensation paid to our non-executive directors for services during fiscal 2021.

Name(1)	Fees Paid in Cash(2)		Stock Awards(3)		All Other Compensation(4)	Total

Charles G. von Arentschildt(5)	$50,000		$—		$2,222	$52,222

Marlene Debel(6)	$75,000		$187,519	(7)	$ —	$262,519

Robert M. Dutkowsky	$100,000		$150,015	(8)	$2,222	$252,237

Jeffrey N. Edwards	$100,000		$150,015	(8)	$2,222	$252,237

Benjamin C. Esty	$160,000		$150,015	(8)	$2,222	$312,237

Anne Gates	$100,000		$150,015	(8)	$2,222	$252,237

Gordon L. Johnson	$178,000	(9)	$175,041	(10)	$3,239	$356,280

Roderick C. McGeary	$100,000		$150,015	(8)	$2,222	$252,237

Raj Seshadri	$100,000		$150,015	(8)	$2,222	$252,237

Susan N. Story	$140,000		$150,015	(8)	$2,222	$292,237

(1)

Mr. Godbold, our Vice Chairman, is an employee who does not receive any additional compensation for services as a director. Please see the section below entitled “Relationships and Related Transactions” for information regarding his compensation as an employee. Mr. Godbold has not been re-nominated by the Board for re-election at the Annual Meeting.

(2)	Includes the annual retainer and, as applicable, Lead Director and committee chair fees.

(3)

The amounts shown in this column represent the aggregate grant date fair value of restricted stock units (‘‘RSUs’’) granted to our directors who are not Named Executive Officers in fiscal year 2021, computed in accordance with Accounting Standards Codification (ASC) Topic 718 (“ASC Topic 718”). The grant date fair value for RSUs is measured based on the closing price of our common stock on the date of grant.

(4)	All other compensation represents accrued dividend equivalents on unvested RSUs as of September 30, 2021.

(5)	Mr. von Arentschildt resigned from the Board in February 2021.

(6)	Ms. Debel was appointed to the Board in December 2020.

(7)

Includes 605 RSUs awarded to Ms. Debel on December 2, 2020 at a grant date fair value per share of $61.99 upon her appointment to the Board and 1,925 RSUs granted on February 18, 2021 at a grant date fair value per share of $77.93. These awards vest on the first anniversary of the respective grant.

(8)	This award of 1,925 RSUs was granted on February 18, 2021 at a grant date fair value per share of $77.93. This award vests on the first anniversary of the grant.

(9)	The fees paid in cash to Mr. Johnson include $48,000 paid to him by Raymond James Bank for his service as a director.

(10)

Includes 1,925 RSUs granted on February 18, 2021 at a grant date fair value per share of $77.93 and 323 RSUs awarded to Mr. Johnson on February 19, 2021 at a grant date fair value per share of $77.48 for service as a director of Raymond James Bank. These awards vest on the first anniversary of the respective grant.

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The aggregate number of share awards outstanding, as of September 30, 2021, for each of our non-executive directors was as follows:

Name	Restricted Stock Units Outstanding (#)(1)

Charles G. von Arentschildt	0

Marlene Debel	2,530

Robert M. Dutkowsky	1,925

Jeffrey N. Edwards	1,925

Benjamin C. Esty	1,925

Anne Gates	1,925

Gordon L. Johnson	2,338

Roderick C. McGeary	1,925

Raj Seshadri	1,925

Susan N. Story	1,925

(1)	As adjusted to reflect the company’s 3-for-2 stock split by means of a stock dividend effected on September 21, 2021.

Stock Ownership Policy for Directors and Executive Officers

The Board maintains a Directors and Executive Officers Stock Ownership Policy that stipulates the following ownership levels of shares of our common stock that non-executive directors and executive officers are required to attain within five years of their election or the policy’s most recent adoption / revision (November 21, 2019).

Title	Holding requirement	Valuation	What counts?

Non-executive director	5X annual retainer	Average of NYSE closing price during 60 days prior to measurement	• Shares owned directly or jointly with family members • Shares owned indirectly • Unvested time-based restricted stock and RSUs
Chief Executive Officer	7X annual salary
Executive Officers	3X annual salary

An individual’s compliance with the policy is tested annually as of the last trading day of each fiscal year. Until the required ownership level is achieved, each individual must retain 100% of the net shares (after deductions for taxes or option exercise price) obtained through the company’s share incentive plans.

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The following table shows, as of September 30, 2021, the progress of our non-executive directors towards meeting the requirements of the policy.

Name	Year Service Commenced	Shares of Stock Held (#) (1)	Restricted Stock Units Held (#) (1)	Total Shares Held (#) (1)	Share Ownership Goal Met (2)
Marlene Debel	2020	—	2,530	2,530	—
Robert M. Dutkowsky	2018	5,898	1,925	7,823	✓
Jeffrey N. Edwards	2014	23,326	1,925	25,251	✓
Benjamin C. Esty	2014	22,276	1,925	24,201	✓
Anne Gates	2018	7,330	1,925	9,255	✓
Gordon L. Johnson	2010	33,849	2,338	36,187	✓
Roderick C. McGeary	2015	14,836	1,925	16,761	✓
Raj Seshadri	2019	4,264	1,925	6,189	✓
Susan N. Story	2008	42,612	1,925	44,537	✓

(1)	As adjusted to reflect the company’s 3-for-2 stock split by means of a stock dividend effected on September 21, 2021.

(2)	Based on our current compensation practices, it is anticipated that Ms. Debel will attain her share ownership goal within the time period prescribed by the policy

Raymond James Financial, Inc. 2022 Proxy Statement	|	23

COMPENSATION MATTERS

Compensation Discussion and Analysis

Introduction

This section presents a discussion and analysis of the philosophy and objectives of the CGN&C Committee (“Committee”) in designing and implementing compensation programs for our executive officers. We describe the compensation decisions relating to our chief executive officer, chief financial officer, and our next three most highly-compensated executive officers (collectively, “named executive officers” or “NEOs”), who for 2021 were:

Name	Title

Paul C. Reilly	Chairman and Chief Executive Officer

Paul M. Shoukry	Chief Financial Officer (CFO) and Treasurer

James E. Bunn	President — Global Equities and Investment Banking

John C. Carson, Jr.	President(1)

Bella Loykhter Allaire	Executive Vice President — Technology and Operations

(1) Mr. Carson will retire from his position effective December  31, 2021.

Objectives of our Compensation Program

We compete for talent with other large financial services firms throughout the United States, Canada, the United Kingdom and Europe, and our ability to sustain or improve our position in this highly competitive environment depends substantially on our ability to continue to attract and retain the most qualified employees. We thus strive to maintain compensation programs that enable us to attract, motivate and retain high-quality executive officers and ensure that their individual interests are aligned with those of our shareholders. Our goal is to reward executive officers for the achievement of near-term and long-term strategic and operational goals, while at the same time avoiding excessive risk-taking. We therefore structure our incentive awards to include vesting, deferred payment, and cancellation and claw-back provisions that protect the company.

Our executive compensation program emphasizes discretionary variable annual performance compensation and long-term incentive compensation, a portion of which will be received by the executive only upon our attainment of specific financial targets. We adjust dollar amounts of annual awards and grants to reward achievement of the company’s financial and strategic objectives. In addition, a portion of long-term incentive compensation serves shareholders’ interests by conditioning vesting upon future performance that delivers on the company’s long-term business strategy. Our NEOs participate on the same basis as other employees in health and welfare, and paid time-off benefits.

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Performance Factors for Executive Officers

With an executive compensation program that is variable in nature, annual bonus determination begins with the evaluation of Raymond James’ overall performance. In addition, each executive officer establishes performance goals at the start of each fiscal year that are evaluated throughout the year. These firm and individual factors are then measured both qualitatively and quantitatively and are ultimately used to determine compensation.

Performance Factors	Established Goals

Financial Achievement	Generate record results • Exceed budgeted net revenues • Exceed budgeted pre-tax income • Exceed Adjusted ROE(1) targets described in Performance RSU discussion

Business Growth

Continue to support organic growth

•  Maintain active corporate development effort

•  Support integration and onboarding of acquisitions

•  Grow market share organically in each core business

•  Develop and execute long-term growth strategies

Operating Efficiency

Balance expense management with high service levels

•  Evaluate and advance progress on strategic expense management initiatives

•  Develop a short and long-term associate mobility solution in response to COVID-19

•  Maintain respective business unit compensation ratio to net revenues at budgeted levels

General Management

People management and the pandemic

•  Lead the firm through all aspects of the firm’s response to the COVID-19 pandemic (associate wellbeing, financial, service delivery and culture)

•  Coach and mentor senior leaders to continue to have strong leadership succession across all business units

•  Continuously reinforce firm’s values and culture

•  Continue focus on increasing diversity across the firm (especially at senior management level)

•  Relentlessly manage risks within the tolerances approved by the Board

•  Maintain strong relationships with all regulators

Use of Equity Compensation

We deliver a substantial portion of incentive compensation in the form of equity awards — generally restricted stock units (“RSUs”) — a portion of which will vest based on future performance of the company. The Committee believes that delivering equity aligns employee interests with those of shareholders and helps motivate executives to achieve financial and strategic goals within the bounds of the company’s risk tolerance levels. Historically, the portion of these awards that vests has been determined by the company’s adjusted return on equity (“Adjusted ROE”)(1) performance over a three-year measurement period (“Adjusted Average ROE”(1)). These awards are also subject to cancellation and claw-back over a multi-year period.

Commencing with the 2021 awards, the vesting result determined by Adjusted Average ROE(1) performance will be subject to increase or decrease of up to 20% based on the company’s relative total shareholder return (“rTSR”) compared to a defined peer group of companies over a three-year measurement period (the “rTSR Adjustment”). The Committee believes that implementing the rTSR Adjustment will even further enhance the strong alignment of our long-term executive compensation with the interests of our shareholders. Maintaining Adjusted Average ROE(1) as the primary driver of

(1) Adjusted ROE and Adjusted Average ROE are non-GAAP measures. Please refer to Appendix A for a reconciliation of these measures to the most directly comparable GAAP measures and other required disclosures.

Raymond James Financial, Inc. 2022 Proxy Statement	|	25

these rewards will allow executives to focus on measures they have direct influence on, while the rTSR adjustment will recognize factors that affect our industry and peers as a whole, thus providing an enhanced tie to the shareholder investment experience. For additional information, please see “Changes to our Compensation Practices.”

Awards to CEO. The annual bonus for our CEO is delivered 50% in cash and 50% in the form of RSUs. 60% of the portion paid in RSUs will vest on the third anniversary of the grant only if the company attains certain defined Adjusted Average ROE(1) levels (“performance RSUs” or “PRSUs”). As noted above, commencing with the 2021 grants, the portion of PRSUs that vest will be further subject to modification (increase or decrease) based on the company’s rTSR. The remaining 40% of the portion paid in RSUs will vest on the third anniversary of grant.

Awards to Other Executive Officers. Where the annual bonus of one of our other executive officers (including NEOs) exceeds $275,000, a variable portion of the amount over $250,000 is similarly delivered in RSUs. The proportion of bonus delivered in RSUs increases with the size of the bonus. Specifically, for each portion of the bonus that falls within the dollar parameters set forth in the following table, the indicated percentage is delivered in RSUs, with the balance delivered in cash:

Segment of Annual Bonus	Portion in RSUs	Portion in Cash

$250,000 – $500,000	10%	90%

$500,001 – $1,000,000	15%	85%

$1,000,001 – $2,000,000	20%	80%

$2,000,001 – $3,000,000	25%	75%

Above $3,000,000	50%	50%

Of the RSUs delivered to such other executive officers, 50% are performance RSUs that will vest on the third anniversary of the grant only if the company attains certain defined Adjusted Average ROE(1) levels. Commencing with the 2021 awards, the amount vesting will be further subject to modification (increases or decreases) based on the company’s rTSR, as further described herein. The remaining 50% of these RSUs vest on the third anniversary of grant.

Performance RSU Vesting Based on Adjusted Average ROE(1) with rTSR Adjustment.

The Committee has chosen Adjusted Average ROE(1) as its core metric to determine performance RSU vesting because it believes it is an appropriate indicator of the return the company is delivering on shareholders’ equity, since it reflects both bottom-line profitability and the manner in which the company is managing shareholders’ equity to generate such profitability. The Committee believes that Adjusted Average ROE(1) is particularly relevant for the financial services industry in light of the capital-intensive nature of many of our businesses, making it a useful measure of relative performance across many financial services firms. The Committee uses Adjusted Average ROE(1) as presented in our quarterly earnings releases, which excludes certain material items that are not indicative of our core operating results.

Commencing with the December 2021 award, the Committee implemented the rTSR Adjustment as a second performance metric to modify the vesting of PRSUs. For additional information, please see “Changes to our Compensation Practices.”

(1) Adjusted ROE and Adjusted Average ROE are non-GAAP measures. Please refer to Appendix A for a reconciliation of these measures to the most directly comparable GAAP measures and other required disclosures.

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The Committee determines the appropriate Adjusted Average ROE(1) vesting scale for the grant of each year’s performance RSUs. The performance RSUs will vest — if at all — in an amount that falls between 50% and 150% of the stated target for the award, depending on the company’s Adjusted Average ROE(1) for the applicable measurement period. For the December 2021 awards, after calculating the portion of each award that would vest based on Adjusted Average ROE(1), the Committee will apply the rTSR Adjustment, which may increase or decrease the final share payout by up to 20%, depending on the company’s percentile ranking within the peer group. At the time of grant, the Committee may positively or negatively adjust the Adjusted Average ROE(1) vesting scales for a particular grant year in order to reflect equity, interest rate and credit market conditions, as well as other factors outside the control of the company, and to ensure that vesting of these awards remains a challenge but is reasonably attainable considering our Board’s commitment to maintaining conservative capital levels. (The Committee does not adjust the vesting scales after the grant date for our performance RSUs.)

The three-year Adjusted Average ROE(1) performance with respect to the 2018 awards was 16.2%, resulting in vesting of 127% of the target amount.

For grants made in respect of fiscal 2021 performance, the Committee determined the following vesting formula (with results to be interpolated as necessary).

Awards Granted in Fiscal Year 2022

Adjusted 3-Year Average ROE(1)	RSU Vesting Percentage

≥17%	150%

15%	125%

13%	100%

11%	75%

9%	50%

<7%	0%

The vesting result determined by Adjusted Average ROE(1) performance will then be subject to modification, increase or decrease, of up to 20%, by the company’s rTSR compared to the peer group, with results to be interpolated between values:

Company rTSR Percentile Ranking	Adjustment to ROE Result

≥ 75th%	120%

= 50th%	100%

≤ 25th%	80%

(1)

Adjusted ROE and Adjusted Average ROE are non-GAAP measures. Please refer to Appendix A for a reconciliation of these measures to the most directly comparable GAAP measures and other required disclosures.

Raymond James Financial, Inc. 2022 Proxy Statement	|	27

Our Compensation Practices

What We Do

Pay for performance. We award annual variable compensation based on the performance of the company and the individual. The great majority of our executive officers’ compensation is variable and not guaranteed.

Use deferred compensation. Variable compensation for our executive officers also includes a deferred component, in that a portion of annual bonuses (“stock bonus awards”) is delivered in the form of both time-based and performance-based RSUs.

Performance-based equity awards. The vesting of sixty percent (60%) for our CEO, and fifty percent (50%) for our other NEOs, of the RSUs awarded to our executive officers as stock bonus awards is tied to the achievement of defined Adjusted ROE(1) levels over a three-year measurement period (“performance vesting”), subject in certain cases to accelerated vesting upon retirement. Commencing with the 2021 awards, such vesting calculation will be further modified (increased or decreased) by the rTSR Adjustment. See “Changes to our Compensation Practices.”

Long vesting periods. Both the time-vesting and performance-vesting portions of our stock bonus awards generally vest on a cliff basis three years after the grant date. Both our outstanding legacy stock options and the retention RSUs with which we have replaced them generally vest 60% on the 3rd anniversary, and 20% on each of the 4th and 5th anniversaries, of their grant dates, subject in certain cases to accelerated vesting upon retirement. In addition, each award under our Long-Term Incentive Plan (“LTIP”), a non-qualified retention plan for highly compensated employees, cliff vests at the end of a five-year period.

“Claw-back” policy. We maintain a robust compensation recoupment policy, which permits the company to recover compensation in the event of a financial restatement, inaccurate performance measures, and serious misconduct or materially imprudent judgment that results in material financial or reputational harm to the company.

Stock ownership guidelines. We maintain stock ownership requirements for our executive officers, creating a further link between management interests, company performance and shareholder value. All of our NEOs have reached or exceeded the ownership requirements.

“Double triggers.” Our award agreements for RSUs generally maintain the requirement of “double triggers” on the accelerated vesting of awards in the event of a change in control, meaning that an executive must actually be terminated following the change in control before vesting will be accelerated.

Limited perquisites. We provide very limited perquisites that provide a demonstrable benefit to the company’s business.

(1) Adjusted ROE is a non-GAAP measure. Please refer to Appendix A for a reconciliation of this measure to the most directly comparable GAAP measure and other required disclosures.

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What We Don’t Do

No long-term employment agreements. Our executive officers, including our CEO and other NEOs, are employed by us on an “at will” basis and do not have any special arrangements for severance payments following termination.

No dividends on unearned performance-based awards. We do not pay dividends or dividend equivalents on performance-based awards during the vesting period. Rather, dividends are deferred and paid only based on performance achieved, with no premiums.

No “gross ups.” We do not generally provide excise tax “gross ups,” other than in the case of certain relocation expenses, consistent with our relocation policy.

No pledging by insiders. The company maintains a policy under which our directors and executive officers are prohibited from pledging our common stock. We amended our policy in fiscal 2021 to remove the possibility for an exception upon special application.

No short selling or hedging by insiders. Our directors and executive officers are prohibited from engaging in short sales, transacting in publicly traded or private options and engaging in hedging or monetization transactions with respect to our common stock.

No option re-pricing. Our equity incentive plans contain certain provisions prohibiting option re-pricing absent approval of our shareholders. We have not granted options to our executive officers as part of their annual compensation since fiscal 2014 in any event.

Consideration of Prior “Say on Pay” Vote

We hold an advisory vote of our shareholders on executive compensation annually. The following table sets forth the results of the shareholder vote in favor of our annual advisory proposals to approve NEO compensation for the fiscal year indicated (the “Say-on-Pay” proposal).

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At the 2021 annual shareholders meeting, 95.69% of the votes cast were in favor of the “Say-on-Pay” proposal. We believe that the 2021 vote approving the Say-on-Pay proposal once again conveyed our shareholders’ strong support of the Committee’s decisions and our existing executive compensation programs. Based on this feedback, the Committee determined to continue our current compensation practices as described herein.

Elements of Compensation

The Committee utilizes the following balanced mix of compensation elements for executive officers, with total compensation weighted heavily towards variable elements that reward longer-term performance.

Type	Pay Element & Purpose		How Amount Is Determined

		Base Salary - Provides base level of pay	➣	Internal and external market factors
			➣	Reviewed annually

		Annual Bonus - Cash Provides competitive incentive opportunity	➣	Based on company’s annual financial results and progress against strategic objectives
			➣	Funded from a pool not exceeding 6% of consolidated pre-tax income, with no individual bonus exceeding 3%
			➣	For CEO, bonus is delivered 50% in cash and 50% in equity awards
			➣	For other NEOs, a variable portion of bonus is delivered in equity awards

		Annual Bonus - Equity Aligns executive with shareholder interests	➣	For CEO, 50% of bonus delivered in RSUs, with 60% of RSUs performance-vesting and 40% time-vesting
		Encourages retention by vesting at end of 3-year period	➣	For other NEOs, a variable portion of bonus is delivered in RSUs, with equity proportion increasing with size of bonus
			➣	For other NEOs, 50% of RSUs vest on 3rd anniversary of grant, and remaining 50% vest, if at all, on 3rd anniversary of grant conditional on company performance
		Performance vesting awards depend on company’s achievement of Adjusted ROE(1) and rTSR thresholds, thus further aligning executive with long-term shareholder interests	➣

Performance vesting requires company to attain defined adjusted (non-GAAP) return on equity (“Adjusted ROE”)(1) average levels over a three-year vesting period, which is then, effective with the 2021 grants, modified by the rTSR Adjustment

			➣	Depending on Adjusted ROE(1) achieved, performance vesting RSUs may vest from 0% to 150% of stated target amount, which result is then, effective with the 2021 grants, modified by the rTSR Adjustment

		Retention Awards - RSUs Aligns executive with shareholder interests	➣	Annual time-vesting RSU grants to executives for retention purposes
		Encourages retention by longer vesting period	➣	Vests 60% on 3rd anniversary, and 20% on each of 4th and 5th anniversaries of grant

Retirement Plan Contributions - Profit Sharing, ESOP and LTIP align executive with shareholder interests since contributions are based on company financial results
	☐	Profit Sharing Plan	➣	Contributions to Profit Sharing, ESOP and LTIP determined annually based on company performance
	☐	Employee Stock Ownership Plan (ESOP)	➣	Profit Sharing and ESOP are qualified retirement plans covering all associates
	☐	Long Term Incentive Plan (LTIP) - Encourages retention by vesting each award only at end of five-year period	➣	LTIP is a non-qualified retention plan for highly compensated employees which relates to earnings in excess of qualified plan compensation limits
	☐	401(k) Plan - Facilitates tax- advantaged retirement savings	➣	Modest matching of employee contributions into 401(k) Plan

(1) Adjusted ROE and Adjusted Average ROE are non-GAAP measures. Please refer to Appendix A for a reconciliation of these measures to the most directly comparable GAAP measures and other required disclosures.

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Fiscal 2021 Company Performance Highlights

Strategic Execution. By remaining focused on our client-first strategy of providing outstanding service to our financial advisors and their clients, the firm generated record results and successfully executed several strategic initiatives during the year. In the Private Client Group segment, fiscal 2021 was a strong year for client asset growth, retention of advisors and financial advisor recruiting. In the Capital Markets segment, we achieved record investment banking and brokerage revenues and continued to make investments, including niche acquisitions, to expand and strengthen our platforms. The Asset Management segment continued to benefit from increased utilization of fee-based accounts by our Private Client Group clients. Raymond James Bank faced challenges due to the decline in short-term interest rates but generated strong loan growth and benefited from an improved credit environment.

The firm also continued to invest in service delivery and enhanced capabilities while focusing on improving operational efficiencies. Most importantly, we successfully implemented these strategic initiatives while maintaining our unique, client-focused culture.

Financial Performance. Our company generated record net revenues of $9.76 billion in fiscal 2021 and record net income of $1.40 billion, or $6.63 per diluted share. On a non-GAAP basis, adjusted net income was $1.49 billion,(1) or $7.05 per diluted share.(1) Our other financial accomplishments during the fiscal year included:

•	Net revenues increased 22% and earnings per diluted share increased 71% compared to fiscal 2020,

•	Adjusted earnings per diluted share of $7.05(1) increased 73% from $4.08(1) in fiscal 2020,

•	Our ROE for the fiscal year was 18.4%, or 19.5%(1) on an adjusted basis, both strong results particularly given our robust capital position throughout fiscal 2021,

•	The company repurchased 1.47 million shares of common stock for $118 million, at an average price of approximately $80.20 per share, and

•	The firm’s total capital ratio remained above 25% throughout the year, well above regulatory requirements.

(1) Adjusted net income, adjusted earnings per diluted share, and adjusted ROE are non-GAAP measures. Please refer to Appendix A for reconciliations of these measures to the most directly comparable GAAP measures and other important disclosures.

(2) During our fiscal fourth quarter of 2021 the Board of Directors approved a 3-for-2 stock split, effected in the form of a 50% stock dividend, payable September 21, 2021. All share and per share information has been retroactively adjusted to reflect this stock split.

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The firm’s strong performance in fiscal 2021 was driven by record revenues and pre-tax income in the Private Client Group, Capital Markets and Asset Management segments. Additionally, the firm remained focused on improving operational efficiency and all of the segments generated operating leverage during the fiscal year.

•

Private Client Group — Record net revenues of $6.61 billion increased 19%, and record pre-tax income of $749 million increased 39%, compared to fiscal 2020. Record net revenues were driven primarily by strong growth in assets in fee-based accounts and a net increase in the number of financial advisors to a record of more than 8,400. Private Client Group assets under administration ended the fiscal year at a record $1.12 trillion, representing 26% growth over September 30, 2020.

•

Capital Markets — Record net revenues of $1.89 billion increased 46%, and record pre-tax income of $532 million increased 136%, over fiscal 2020 levels. Results in the Capital Markets segment were driven by record fixed income brokerage revenues and record investment banking revenues due to broad-based strength in merger and acquisition advisory, as well as underwriting activity.

•

Asset Management — Record net revenues of $867 million increased 21%, and record pre-tax income of $389 million increased 37%, over fiscal 2020. Record net revenues were driven primarily by growth in financial assets under management, which rose 25% to $191.9 billion at the end of the fiscal year. The annual growth in financial assets under management was attributable to strong net inflows in fee-based accounts in the Private Client Group and to equity market appreciation, which more than offset net outflows for Carillon Tower Advisers.

•

Raymond James Bank — Net revenues of $672 million decreased 12%, and pre-tax income of $367 million increased 87%, compared to fiscal 2020. Net loans grew 18% to end the fiscal year at $25.0 billion, driven by loans to Private Client Group clients and corporate loan growth. Despite strong loan growth, net interest income declined primarily due to the decrease in short-term interest rates since March 2020, which caused the Bank’s net interest margin to decline 68 basis points to 1.95% in fiscal 2021 from 2.63% in fiscal 2020. The increase in pre-tax income was due primarily to a bank loan benefit for credit losses in fiscal 2021 compared to a bank loan provision in the prior year. As the credit environment stabilized along with the economic recovery, the bank generated an annual loan benefit for credit losses of $32 million. Allowance for credit losses as a percent of total loans decreased to 1.27% from 1.65% in fiscal 2020.

Use of Compensation Consultants

In making compensation decisions, the Committee considers numerous factors of company and individual performance, as well as market data regarding compensation levels for comparable industry positions. The Committee does not attempt to rank or assign relative weight to any particular factor, however. The Committee does not rely on any factor as a substitute for its own judgment, but rather applies its independent discretion to consider them in their entirety. Although the Committee did not “benchmark” compensation against a peer group, it did engage an outside compensation consultant, Pay Governance LLC, to provide market data in connection with its 2021 compensation determinations for executive officers, including our NEOs. The Committee uses such data as a reference to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the Committee’s compensation decisions for any particular executive officer, however. Similarly, the Committee does not target a particular percentile of any peer group with respect to total pay packages or any individual component of pay.

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Peer Group Comparisons

For 2021, the Committee utilized the following peer groups for the indicated NEOs:

Peer Group for Mr. Reilly — Chairman and CEO and Mr. Shoukry— CFO

Affiliated Managers Group	Invesco Ltd.	State Street Corporation

Ameriprise Financial Inc.	Jefferies Financial Group	Stifel Financial Corp.

Bank of New York Mellon	Lazard Ltd.	T. Rowe Price Group Inc.

Charles Schwab Corp.	LPL Financial Holdings Inc.

Edward Jones	Northern Trust Corporation

Franklin Resources Inc.

Peer Group for Mr. Bunn — President, Global Equities and Investment Banking
Head of Investment Banking Role	Head of Equities Role

Cowen Inc.	Cowen Inc.

SVB Leerink LLC	KeyCorp.

Moelis & Company Group LP	JMP Securities

Nomura Securities	SVB Leerink LLC

Robert W. Baird & Co.	Nomura Securities

William Blair & Company	Piper Sandler

Piper Sandler	Truist

Greenhill	William Blair & Company

Houlihan Lokey	Robert W. Baird & Co

Lazard Ltd.	Royal Bank of Canada

Wells Fargo Bank

Peer Group for Mr. Carson — President

Northern Trust Corporation	Robert W. Baird & Co.	Wells Fargo Bank

PNC Bank	Truist

Regions Financial Corporation	U.S. Bancorp

Peer Group for Ms. Loykhter Allaire — Executive Vice President — Technology and Operations

State Street Corporation	Franklin Templeton	Lazard Ltd.

Bank of New York Mellon	Invesco Ltd.	Northern Trust Corporation

Robert W. Baird & Co.	T. Rowe Price Group Inc.	LPL Financial Holdings, Inc.

Changes to our Compensation Practices

We made the following significant change to our compensation practices.

With the assistance of its independent executive compensation consultant, the Committee evaluates each year evolving “best practices” in executive compensation at publicly traded companies in the financial services industry. Following the most recent such evaluation, in December 2021 the Committee chose to introduce a second performance measure to be applied to modify the vesting of PRSUs granted to the executive officers, commencing with the December 2021 bonus grants.

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After reviewing the recommendation of its consultant, the Committee chose to apply relative total shareholder return rTSR ranked on a percentile basis compared to a defined peer group over a three-year measurement period as the modifying factor. The rTSR Adjustment may increase or decrease the final payout results by up to 20 percent based on the company’s TSR percentile ranking within the peer group for the performance period, using multipliers set forth in the following table, with results to be interpolated between values:

Company rTSR Percentile Ranking	Adjustment to ROE Result

≥ 75th%	120%

= 50th%	100% (no adjustment)

≤ 25th%	80%

The rTSR peer group consists of companies with which Raymond James competes for talent and shareholder capital, and may be adjusted by the Committee from time to time for a particular grant of PRSUs in accordance with pre-established guidelines. The peer group for the 2021 PRSU awards is identical to the peer group used for Mr. Reilly, our Chairman and CEO, as set forth above in the section entitled “Peer Group Comparisons” (but will not include privately-held Edward Jones). In order to smooth potential anomalies of spot pricing, rTSR will be calculated based on the 20 trading day average price of the company’s (and each peer company’s) common stock as of the starting and ending of the measurement period, and will assume reinvestment of dividends and other distributions. Each three-year measurement period will end on the company’s September 30 fiscal year end date.

The Committee believes that the rTSR Adjustment will further enhance the strong alignment of our long-term executive compensation with the interests of our shareholders, and that it will allow executives to focus on measures they have the ability to influence while also recognizing factors that affect our industry and peers, thus providing a more direct tie to the shareholder investment experience.

2021 Compensation Decisions

In November 2021, our chairman and chief executive officer, Mr. Reilly, evaluated the performance of the company and the individual performance of each executive officer, including the NEOs, against previously-determined individual goals. Mr. Reilly made recommendations to the Committee as to the amounts of annual bonus and retention RSUs to be awarded each executive officer (other than himself). The Committee reviewed and discussed such recommendations, as well as market data provided by its compensation consultant. The Committee evaluated the performance of Mr. Reilly and each of our other NEOs in light of all the above information. It then reviewed such information with the other non-executive directors, who engaged with the Committee in a thorough evaluation of the performance of Mr. Reilly and our other NEOs. Following such evaluations, the Committee approved the compensation described below.

Target Compensation for 2021

The Committee sets annual compensation targets for our executive officers. The 2021 compensation targets were based upon historical compensation, financial industry surveys and fiscal 2021 budget projections. In setting these targets, the Committee also stipulated that annual bonuses would be funded from a pool equal to 6% of consolidated pre-tax income, with no individual bonus to exceed 3% of such measure.

Individual Performance for 2021

Set forth below is a summary of the material accomplishments of each NEO and other important factors relevant to fiscal 2021, grouped by the areas of focus determined by the Committee at the beginning of the fiscal year, which the Committee considered in exercising its discretion to award compensation for 2021.

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Throughout another challenging year, our NEOs continued to effectively manage our business despite global economic uncertainty, increased focus on expense management and efforts to return to office. Fiscal 2021 performance included several successfully executed strategic initiatives and resulted in record net revenues and net income during the year. Fiscal 2021 net revenues increased 22% year-over-year to $9.76 billion. The firm’s net income increased 72% and earnings per diluted share grew 71% from prior-year. Return on equity for the fiscal year was 18.4%, up from 11.9% in fiscal 2020.

After considering the fiscal 2021 performance of the company and the individual performance factors associated with the specific areas of focus outlined below, the Committee awarded each named executive officer the bonus and other compensation in the amounts indicated.

Paul C. Reilly, Chairman and CEO

2021 Contributions include:

Areas of Focus	Results

Financial Achievement

Produced record results across almost every line of business.

•  Record net revenue of $9.76 billion, up 22% over fiscal 2020

•  Record net income of $1.4 billion, up 72% over fiscal 2020

•  18.4% return on equity and Adjusted ROE(1) of 19.5% for the fiscal year

Business Growth

Achieved record results in Private Client Group, Capital Markets and Asset Management segments. Raymond James Bank had strong results due to the demand for securities based loans and corporate loans.

•  Record M&A revenues and underwriting revenues

•  Record brokerage revenues

•  $1.18 trillion in PCG client assets under administration, up 27% over September 2020

•  PCG assets in fee-based accounts were up 32% over September 2020 to $627.1 billion

•  Record number of financial advisors of 8,482

•  Domestic PCG net new assets of ~$83 billion, representing over 10% of domestic PCG assets at the beginning of the fiscal year

Drove business growth through the recruitment of financial advisors, investment bankers and strategic corporate development activity.

•  Net increase of 243 financial advisors

•  Domestic PCG trailing 12-month recruiting production of $330 million, up 20% over prior year and a new record

•  Closed three acquisitions and negotiated agreements to acquire two other companies

Operating Efficiency

•  Strong management of expenses during a very strong growth period, delivering higher pre-tax profit margins in all core segments on a year-over-year basis

•  Compensation ratio to net revenues of 67.4%, 100 basis points below fiscal 2020 and well below 70% target

General Management

•  Strong leadership during the pandemic resulting in stable associate engagement and turnover, robust focus on managing risk and regulatory compliance, and stability of our core systems, which all are necessary to grow the business

•  Solid progress on diversity and inclusion long-term strategy

•  Launched inaugural Corporate Responsibility Report and completed first disclosure to the Climate Disclosure Project

Compensation: The Committee approved an annual bonus for 2021 of $14,200,000.

(1) Adjusted ROE and Adjusted Average ROE are non-GAAP measures. Please refer to Appendix A for a reconciliation of these measures to the most directly comparable GAAP measures and other required disclosures.

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Paul M. Shoukry, CFO and Treasurer

2021 Contributions include:

Areas of Focus	Results

Financial Achievement

•  Supported the company in achieving record net revenues and net income

•  18.4% return on equity for the fiscal year

•  Managed all aspects of capital and liquidity planning, including renewing 5-year corporate revolver with enhanced terms, issuing $750 million 30-year senior notes, and early redemption of notes totaling $750 million

Business Growth

•  Assumed leadership of corporate development team

•  Developed relationship, led negotiations and oversaw due diligence process for announced acquisition of TriState Capital

•  Partnered with Executive Committee to develop strategic growth prioritization framework for the firm

Operating Efficiency

•  Exercised strong leadership of the firm’s focus on expense management initiatives

•  Provided solid oversight of firm’s financial risk management function, including conducting the firm’s capital stress test and chairing the firm’s Asset and Liability Committee

General Management

•  Provided leadership to successfully implement new current expected credit losses (“CECL”) accounting guidance

•  A third rating agency for our debt ratings, Fitch Ratings, Inc., commenced coverage with an A- rating

•  Strong leadership of firm’s diversity and inclusion efforts, including serving as firm’s executive sponsor of the firm’s multicultural network and partnering with Columbia Business School to launch a program designed for black leaders in financial services

•  Successfully executed 3-for-2 stock split

Compensation: Mr. Reilly recommended, and the Committee approved, an annual bonus for 2021 of $3,600,000.

James E. Bunn, President of Global Equities and Investment Banking

2021 Contributions include:

Areas of Focus	Results

Financial Achievement

•  Led Global Equities and Investment Banking business unit, included in our Capital Markets segment, to record annual net revenues and record pre-tax income, a 506% increase over pre-tax income in fiscal 2020

•  Merger & acquisition and advisory revenues in the Capital Markets segment increased 120% over fiscal 2020 to a record $639 million

•  Equity underwriting revenues in the Capital Markets segment increased 54% over fiscal 2020 to a record $285 million

Business Growth

•  Identified, pursued and closed the acquisition of two boutique investment banking franchises, Financo and Cebile Capital

•  Continued to make strategic additions to the team by hiring several managing directors

Operating Efficiency	• Strong focus on expense management, resulting in significant improvement in the compensation ratio to net revenues and the pre-tax margin

General Management

•  Strong engagement with investment banking leadership that led to positive retention results in spite of a very competitive marketplace

•  Led establishment of Global Equities and Investment Banking (“GEIB”) diversity and inclusion advisory council

Compensation: Mr. Reilly recommended, and the Committee approved, an annual bonus for 2021 of $7,500,000.

36	|	Raymond James Financial, Inc. 2022 Proxy Statement

John C. Carson, Jr., President

2021 Contributions include:

Areas of Focus	Results

Financial Achievement

•  Led our combined fixed income and public finance operations, included in our Capital Markets segment, to record annual net revenues and pre-tax income, an increase of 46% over pre-tax income in fiscal 2020

•  Fixed income brokerage revenues in capital markets segment increased 22% over fiscal 2020 to a record $515 million

Business Growth	• Provided leadership support of corporate development opportunities • Supported strategic additions to the Public Finance team with the hiring of several managing directors

Operating Efficiency

•  Strong focus on expense management, resulting in significant expansion of pre-tax income in the fixed income capital markets business unit

•  Effectively managed the ratio of compensation to net revenues, resulting in a year-over-year decrease that was significantly more favorable than budget

General Management	• Successfully prepared successor to transition into the divisional leader and head of Fixed Income role at the start of calendar 2022

Compensation: Mr. Reilly recommended, and the Committee approved, an annual bonus for 2021 of $4,600,000.

Bella Loykhter Allaire, Executive Vice President of Technology and Operations

2021 Contributions include:

Areas of Focus	Results

Financial Achievement	• Managed expenses in both Technology and Operations to budget

Business Growth	• Enabled the firm to recruit and retain financial advisors by providing Technology and Operations tools and services required to serve their clients

Operating Efficiency	• Maintained strong cost discipline in both the Technology and Operations functions

General Management

•  Successfully led team to overcome continuing challenges related to the impacts of the pandemic and the remote work environment which resulted in strong service delivery to financial advisors and their clients

•  Effectively managed information security solutions to keep firm and client information protected despite significant increase in threat activity

Compensation: Mr. Reilly recommended, and the Committee approved, an annual bonus for 2021 of $3,000,000.

Raymond James Financial, Inc. 2022 Proxy Statement	|	37

The following charts present the mix of compensation elements actually received for 2021 performance by our CEO and our other named executive officers (average) (excluding retirement plan contributions):

Components of Total Direct Compensation — 2021 Actual

CEO	Other NEOs - Average

Annual Direct Compensation for 2021

After assessing the company’s financial and strategic performance for fiscal 2021 and evaluating the individual performance of our NEOs, the Committee exercised its discretion to award annual direct compensation for 2021 as set forth in the following table.

This Annual Direct Compensation Table differs from the Summary Compensation Table (“SCT”) on page 44 required by SEC rules, and is not a substitute for the SCT. There are two main differences:

•

We grant annual bonuses (cash and equity components) after our fiscal year has ended. Equity awards granted in fiscal 2022 to reward fiscal 2021 performance are therefore shown as 2021 compensation in this Annual Direct Compensation Table. The SCT, however, reports equity awards in the year they are granted, irrespective of the year they were earned. This results in a one-year lag between the time equity awards are granted and when they are reported in the SCT.

•	The SCT contains a column reporting “All Other Compensation,” which amounts are not part of the Committee’s compensation determinations and are thus not shown in this Annual Direct Compensation Table.

38	|	Raymond James Financial, Inc. 2022 Proxy Statement

Name and Principal Position	Year	Annual Direct Compensation
		Salary	Incentive Compensation					Total
			Cash Bonus	Time Vesting Stock Bonus Awards(1)(2)	Performance Vesting Stock Bonus Awards(1)(2)(3)		Time Vesting Stock Retention Awards(2)(4)
Paul C. Reilly Chairman and Chief Executive Officer	2021	$500,000	$7,100,062	$2,839,944	$4,260,012	(5)	$1,299,982	$16,000,000
	2020	$500,000	$4,700,054	$1,879,888	$2,819,863	(6)	$1,231,035	$11,130,840
	2019	$500,000	$5,875,040	$2,349,984	$3,524,976	(7)	$1,101,875	$13,351,875
Paul M. Shoukry Chief Financial Officer and Treasurer	2021	$300,000	$2,750,129	$425,028	$424,931	(5)	$1,099,912	$5,000,000
	2020	$281,250	$1,380,039	$110,051	$109,929	(6)	$741,450	$2,622,719

James E. Bunn President Global Equities and Investment Banking	2021	$300,000	$4,700,143	$1,400,017	$1,399,921	(5)	$2,199,919	$10,000,000
	2020	$300,000	$2,775,002	$437,521	$437,460	(6)	$473,475	$4,423,458
	2019	$300,000	$3,100,074	$599,963	$599,963	(7)	$440,750	$5,040,750
John C. Carson, Jr. President	2021	$300,000	$3,250,088	$674,993	$674,993	(5)	$599,926	$5,500,000
	2020	$300,000	$2,450,051	$275,036	$274,914	(6)	$473,475	$3,773,476
Bella Loykhter Allaire Executive VP Technology and Operations	2021	$300,000	$2,450,112	$275,029	$274,933	(5)	$599,926	$3,900,000
	2020	$300,000	$1,962,576	$193,702	$193,702	(6)	$473,475	$3,123,455
	2019	$300,000	$2,262,513	$243,789	$243,698	(7)	$440,750	$3,490,750

(1)

Other than with respect to Mr. Reilly’s bonuses, represents the applicable portion of any annual bonus that exceeds $275,000 for each NEO that is delivered in the form of RSUs. The proportion delivered in RSUs varies with the size of the annual bonus according to the formula presented on page 26 hereof. Of Mr. Reilly’s total bonuses, 50% was delivered in cash and 50% in RSUs. Of Mr. Reilly’s RSUs, 40% were subject to time-vesting and 60% were subject to performance vesting. Each RSU vests, if at all, on the third anniversary of the grant date.

(2)

Each RSU represents a contingent right to receive (i) one share of common stock and (ii) non-preferential dividend equivalents equal to the sum of any dividends on the shares of common stock underlying the RSU that were actually paid during the vesting period.

(3)

Represents the aggregate grant date value of RSUs delivered as annual bonus, computed as described in footnote (1) to this table. RSUs reported in this column vest, if at all, contingent upon the company achieving certain defined adjusted ROE levels over a three-year measurement period, in accordance with the formula presented in footnote 17 to the Outstanding Equity Awards at Fiscal Year End for 2021 table, and, effective with the December 2021 grant, subject to increase or decrease by up to 20% depending on the rTSR Adjustment. See “Use of Equity Compensation” and footnote 8 below.

(4)	Stock retention awards delivered in the form of RSUs. The RSUs vest 60% on the third, and 20% on each of the fourth and fifth anniversaries of the grant date.

(5)

RSUs granted in fiscal year 2022 vest contingent upon the company achieving Adjusted ROE over a vesting period consisting of fiscal years 2022 - 2024, as explained in footnote (3) above, subject to the rTSR Adjustment. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2022 for fiscal year 2021 performance: Mr. Reilly $7,668,022, Mr. Shoukry $764,876, Mr. Bunn $2,519,858, Mr. Carson $1,214,987, and Ms. Loykhter Allaire $494,879.

(6)

RSUs granted in fiscal year 2021 vest contingent upon the company achieving Adjusted ROE over a vesting period consisting of fiscal years 2021 - 2023. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2021 for fiscal year 2020 performance: Mr. Reilly $4,229,795, Mr. Shoukry $164,894, Mr. Bunn $656,190, Mr. Carson $412,371, and Ms. Loykhter Allaire $290,553.

(7)

RSUs granted in fiscal year 2020 vest contingent upon the company achieving Adjusted ROE over a vesting period consisting of fiscal years 2020 - 2022. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2020 for fiscal year 2019 performance: Mr. Reilly $5,287,464, Mr. Bunn $899,945, and Ms. Loykhter Allaire $365,547.

(8)	Adjusted ROE is a non-GAAP measure. Please refer to Appendix A for a reconciliation of this measure to the most directly comparable GAAP measure and other required disclosures.

Raymond James Financial, Inc. 2022 Proxy Statement	|	39

Alignment of CEO Compensation with Total Shareholder Return. The following graph shows the total return on $100 invested in the company’s stock on September 30, 2016, compared to total annual direct compensation of our CEO for each year represented. We believe this demonstrates that our CEO’s total compensation is highly correlated with total shareholder return over these time periods.

Hedging Policy

The company maintains a written Insider Trading Policy (“Policy”) that is designed to prohibit company personnel from violating insider trading laws and prevent even the appearance of improper conduct. The Policy applies to directors, officers, employees and other associates of the company, together with certain of their family members and controlled entities (“Covered Persons”). The Policy imposes the following restrictions on trading in securities issued by the company (including our common stock), whether or not the Covered Person is aware of material nonpublic information concerning the company.

Directors and Executive Officers. Under the Policy, members of the company’s Board and its executive officers (the “Pre-Clearance Group”) may not, in connection with our securities:

•	engage in transactions in publicly traded or private options or other derivative securities

•	hold such securities in a margin account unless such securities have been exempted from any security interest of the broker

•	pledge such securities as collateral for a loan, or

•	utilize standing orders for longer than one business day (other than employee stock option limit orders or approved Rule 10b5-1 trading plans).

All Covered Persons. In addition, no Covered Person (including the Pre-Clearance Group) may, in connection with our securities:

•	engage in short sales

•

transact in publicly traded or private options; except that non-Pre-Clearance Group members may sell covered call options, and/or buy protective put options in non-speculative, bona fide transactions against an existing, non-restricted long position (with certain exceptions)

•	enter into, modify or cancel a standing order when subject to a trading “blackout”

•	allow any financial advisor to purchase or sell such securities within a discretionary account, or

•	engage in hedging or monetization transactions.

40	|	Raymond James Financial, Inc. 2022 Proxy Statement

The Policy permits Covered Persons to request limited exceptions to these restrictions from time to time from the Legal Department.

Compensation Recoupment Policy

The company maintains a Compensation Recoupment Policy that is intended to reduce potential risks associated with our compensation plans, and thus better align the long-term interests of our NEOs and our shareholders. The policy contains three triggers that could result in “claw-back” of compensation: (i) instances of financial statement restatement, (ii) discovery of a materially inaccurate performance measure that resulted in an inappropriate award or vesting of incentive compensation, and (iii) serious misconduct or materially imprudent judgment that caused the company material financial or reputational harm. (Incentive compensation is defined to include any compensation other than base salary, and it thus includes cash, shares of stock, restricted shares, RSUs and stock options.) The third trigger gives the Committee authority to require forfeiture of the employee’s unvested incentive compensation awards and/or reimbursement of the most recently-received annual bonus. It applies to all executive officers and to any other employee whose annual incentive compensation exceeds 50% of total annual compensation, with the exception of Private Client Group financial advisors and branch managers.

Compensation and Risk

The Board, with the assistance of the Committee, has evaluated our compensation policies and practices for all employees. Specifically:

➣

At the direction of the Committee, an independent compensation consultant partners with our Enterprise Risk Management and Human Resources functions to conduct an independent assessment of the material incentive compensation plans across the organization every other year.

➣

This process begins with an objective evaluation of job functions, assessing the level of risk influence across six specific categories: credit, liquidity, market, operational, legal & compliance and reputational.

➣

Incentive plans for job functions that were identified as having the potential to expose the company to the highest level of risk are further reviewed across a consistent framework to identify potential operational plan risks of the incentive design.

➣

The incentive design evaluation focuses on key elements of the plan design, including: (i) performance measures, (ii) funding, (iii) performance period and pay mix, (iv) goal setting, (v) leverage, and (vi) controls and processes.

➣	In alternating years, Human Resources conducts a high level updating review with a focus on:

•	Any material changes to executive and associate incentive plans

•	Adoption of any new incentive plans or inclusion of new roles therein

•	Review of any acquired company compensation plans and roles.

The most recent bi-annual review noted that our practices of requiring deferral of a portion of bonus amounts into a mix of time- and — in the case of executive officers — performance-vesting equity awards, our robust share ownership guidelines, our compensation recoupment policy and our prohibition on hedging by executives all serve to further mitigate risk in our compensation plans.

The review concluded that none of the company’s incentive plans were likely to motivate behavior that would result in a material adverse impact to the company. The potential residual risks identified through the process were determined to be effectively mitigated through established risk controls, leadership oversight, and our culture of proactive risk management.

Raymond James Financial, Inc. 2022 Proxy Statement	|	41

After reviewing an update to the above review, our Board has concluded that our compensation policies in general, and our incentive programs in particular, remain well aligned with the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse effect on the company.

Annual Compensation Framework & Process

Pay-Setting Process. Following recommendation by our chairman and CEO, the Committee sets performance priorities at the beginning of each fiscal year to guide its evaluation of company and individual executive officer performance throughout the year. These performance priorities are a directional assessment and their attainment or non-attainment does not correspond to any specific compensation decision or amount of compensation. At such time, the Committee also stipulates that annual bonuses will be funded from a pool not to exceed 6% of consolidated pre-tax income, with no individual bonus to exceed 3% of such measure.

Following completion of a fiscal year, our chairman and CEO reviews the performance of the company and evaluates the individual performance of each executive officer, including the NEOs, against previously-determined individual goals. Our CEO then makes recommendations to the Committee as to the respective amounts of annual bonus and retention RSUs to be awarded to each NEO (other than himself). Similarly, the Committee (in the absence of the CEO) reviews the performance of the CEO and determines the appropriate amounts of his annual bonus and retention RSU grants. In the course of its deliberations, the Committee also discusses these recommendations with the other non-executive directors.

To inform its use of discretion in determining compensation, the Committee evaluates both company and individual performance. The Committee does not utilize formulaic financial performance goals or targets, and performance metrics are not assigned any specific weighting for purposes of determining the compensation awarded to the CEO or other NEOs. Since market conditions — and the macroeconomic environment — strongly affect the financial services industry and can change dramatically during the course of a year, the Committee assesses financial performance at the end of the year in light of the most recent facts and circumstances. No single financial or performance metric controls compensation decisions. Rather, such data are used to help the Committee better understand company and individual performance. After evaluating the performance of our CEO and each of our other NEOs for the relevant fiscal year, the Committee applies its discretion to determine the compensation for each.

Income Deduction Limitations under Section 162(m). Section 162(m) of the Internal Revenue Code (“§162(m)”) generally sets a limit of $1 million on the amount of compensation that the company may deduct for federal income tax purposes in any given year with respect to the compensation of “covered employees,” which currently includes our principal executive officer, our principal financial officer and the three most highly compensated executive officers (as well as individuals in these categories in certain prior years). The Committee believes that the tax deduction limitation should not compromise its ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that, in certain cases, is not deductible for federal income tax purposes, and it is possible that awards intended to qualify as “performance-based compensation” under the transition relief may not so qualify.

Based on the factors discussed under “2021 Compensation Decisions” above, in fiscal 2021 the company paid, and in fiscal 2022 the Committee expects the company to pay, certain NEOs compensation, including a base salary, annual

42	|	Raymond James Financial, Inc. 2022 Proxy Statement

bonus and retention RSUs that, in the aggregate, exceeds $1 million in value. The Committee believes that this compensation is necessary in order to maintain the competitiveness of the total compensation package and, as a result, has determined that it is appropriate, regardless of whether certain amounts of such compensation are ultimately deductible for federal income tax purposes.

Raymond James Financial, Inc. 2022 Proxy Statement	|	43

2021 COMPENSATION TABLES

Summary Compensation Table for Fiscal 2021

The following table sets forth information about compensation earned by our named executive officers during fiscal 2019, 2020 and 2021 in accordance with SEC rules. The information presented below may be different from compensation information presented in this Proxy Statement under the caption “Compensation Discussion and Analysis,” since that section describes compensation decisions made with respect to the indicated fiscal year, regardless of when the compensation was actually paid or granted. For a more detailed explanation of the differences between the presentation in the Compensation Discussion and Analysis and the table below, please see the note on page 38.

Name	Year	Salary	Bonus(1)	Stock Awards(2)		All Other Compensation(3)	Total
Paul C. Reilly Chairman and CEO	2021	$500,000	$7,100,062	$5,930,786	(4)	$370,198	$13,901,046
	2020	$500,000	$4,700,054	$6,976,835		$272,470	$12,449,359
	2019	$500,000	$5,875,040	$6,453,332		$262,022	$13,090,394
Paul M. Shoukry Chief Financial Officer and Treasurer	2021	$300,000	$2,750,129	$693,455	(5)	$88,963	$3,832,547
	2020	$281,250	$1,380,039	$765,615		$57,081	$2,483,985
James E. Bunn President, Global Equities and Investment Banking	2021	$300,000	$4,700,143	$1,348,456	(6)	$301,112	$6,649,711
	2020	$300,000	$2,775,002	$1,640,676		$112,806	$4,828,484
	2019	$300,000	$3,100,074	$1,306,298		$115,385	$4,821,757
John C. Carson, Jr. President	2021	$300,000	$3,250,088	$1,023,425	(7)	$154,440	$4,727,953
	2020	$300,000	$2,450,051	$865,720		$103,911	$3,719,682
Bella Loykhter Allaire Executive Vice President, Technology and Operations	2021	$300,000	$2,450,112	$860,879	(8)	$806,345	$4,417,336
	2020	$300,000	$1,962,576	$928,237		$482,469	$3,673,282
	2019	$300,000	$2,262,513	$831,278		$317,148	$3,710,939

(1)	The amounts disclosed in the Bonus column represent the annual cash bonus, as described in the CD&A, awarded to the NEOs.

(2)

The amounts shown in the Stock Awards column represent the grant date fair value of equity awards granted to the NEOs in the fiscal year shown. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 2 to our financial statements in our Form 10-K report for the year ended September 30, 2021. For more information, see the Grants of Plan Based Awards for Fiscal 2021 table below.

(3)	See the All Other Compensation table below for a breakdown of these amounts.

(4)	Includes 50,333 RSUs that vest over time and 46,250 RSUs that are performance vesting awards. The maximum value at the grant date of the performance vesting RSUs for Mr. Reilly is $4,229,795.

(5)	Includes 9,305 RSUs that vest over time and 1,803 RSUs that are performance vesting based awards. The maximum value at the grant date of the performance vesting RSUs for Mr. Shoukry is $164,894.

(6)	Includes 14,676 RSUs that vest over time and 7,175 RSUs that are performance vesting awards. The maximum value at the grant date of the performance vesting RSUs for Mr. Bunn is $656,190.

(7)	Includes 12,011 RSUs that vest over time and 4,509 RSUs that are performance vesting awards. The maximum value at the grant date of the performance vesting RSUs for Mr. Carson is $412,371.

(8)	Includes 10,677 RSUs that vest over time and 3,177 RSUs that are performance vesting awards. The maximum value at the grant date of the performance vesting RSUs for Ms. Loykhter Allaire is $290,553.

44	|	Raymond James Financial, Inc. 2022 Proxy Statement

All Other Compensation Table for Fiscal 2021

The following table sets forth more detailed information concerning the items included in the “All Other Compensation” column of the Summary Compensation Table above.

Name	Employee Stock Ownership Plan Contribution	Profit Sharing Contribution(1)	401(k) Company Match	Deferred Compensation Plan Contribution(2)	Deferred Compensation Plan Gain(2)	Accrued Dividends(3)	Commissions	Perquisites		Total All Other Compensation

Paul C. Reilly	$4,988	$13,218	$1,000	$36,000	$52,328	$244,837	$—	$17,827	(4)	$370,198

Paul M. Shoukry	$4,988	$13,153	$1,000	$36,000	$20,088	$13,734	$—	$—		$88,963

James E. Bunn	$4,988	$13,611	$1,000	$36,000	$186,766	$58,747	$—	$—		$301,112

John C. Carson, Jr.	$4,988	$14,200	$1,000	$36,000	$52,328	$45,924	$—	$—		$154,440

Bella Loykhter Allaire	$4,988	$13,087	$1,000	$36,000	$705,088	$46,182	$—	$—		$806,345

(1)	The employer-funded profit sharing contribution is based on the length of service and fiscal-year compensation, capped at the IRS annual compensation limit.

(2)	See Nonqualified Deferred Compensation table for more information.

(3)	Includes accrued dividend equivalents on unvested RSUs as of September 30, 2021.

(4)

Consists of personal use of chartered aircraft for the executive officer and family members in the amount of $17,630 and cost of meals for spouse in conjunction with company-sponsored off-site business meetings. The Board authorized the personal use of company-paid aircraft by Mr. Reilly in response to and during the personal health risks posed by the COVID-19 pandemic. The aggregate incremental cost of personal use of aircraft was determined based on actual costs paid by the company to third party providers.

Raymond James Financial, Inc. 2022 Proxy Statement	|	45

Grants of Plan Based Awards for Fiscal 2021

The following table contains information concerning plan-based awards granted to each of the NEOs during fiscal 2021.

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)(2)(3)
Name	Grant Date	Threshold(4)	Target(5)	Maximum(6)	All Other Stock Awards: Number of Units(1)(3)		Grant Date Fair Value of Stock Awards ($)(7)

Paul C. Reilly	12/15/2020	23,125	46,250	69,375			$2,819,863
	12/15/2020				30,833	(8)	$1,879,888
	12/3/2020				19,500	(9)	$1,231,035
Paul M. Shoukry	12/15/2020	902	1,803	2,705			$109,929
	12/15/2020				1,805	(8)	$110,051
	12/3/2020				7,500	(9)	$473,475
James E. Bunn	12/15/2020	3,588	7,175	10,763			$437,460
	12/15/2020				7,176	(8)	$437,521
	12/3/2020				7,500	(9)	$473,475
John C. Carson, Jr.	12/15/2020	2,255	4,509	6,764			$274,914
	12/15/2020				4,511	(8)	$275,036
	12/3/2020				7,500	(9)	$473,475
Bella Loykhter Allaire	12/15/2020	1,589	3,177	4,766			$193,702
	12/15/2020				3,177	(8)	$193,702
	12/3/2020				7,500	(9)	$473,475

(1)	As adjusted to reflect the company’s 3-for-2 stock split by means of a stock dividend effected on September 21, 2021.

(2)

The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the minimum, target and maximum number of shares that could be received by each listed officer upon the vesting of RSUs, excluding dividend equivalents. RSUs vest based on the company’s adjusted three-year average ROE for fiscal years 2021, 2022 and 2023. See footnote 17 to the Outstanding Equity Awards at Fiscal Year End for 2021 table herein for more information. Adjusted ROE is a non-GAAP measure. Please refer to Appendix A for a reconciliation of this measure to the most directly comparable GAAP measure and other required disclosures.

(3)

Each RSU represents a contingent right to receive (i) one share of common stock and (ii) non-preferential dividend equivalents equal to the sum of any dividends on the shares of common stock underlying the RSUs that were actually paid during the vesting period.

(4)	Threshold is 50 percent of awarded RSUs if the adjusted three-year average ROE is at least equal to 5%.

(5)	Target is 100 percent of awarded RSUs if the adjusted three-year average ROE is equal to 12%.

(6)	Maximum is 150 percent of awarded RSUs if the adjusted three-year average ROE is 17% or more.

(7)

Reflects the grant date fair value of each equity award computed in accordance with ASC Topic 718. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 2 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

(8)

We deliver a portion of the annual bonus awarded to highly compensated employees in the form of RSUs (see the CD&A for more information). These RSUs vest approximately three years from the date of grant.

(9)	We grant stock retention awards in the form of RSUs. These RSUs vest 60% on the third, and 20% on each of the fourth and fifth, anniversaries of the grant date.

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Outstanding Equity Awards at Fiscal Year End for 2021

The following table contains information as of September 30, 2021 about the outstanding equity awards held by our named executive officers.

	Stock Awards

Name	Number of Units of Stock That Have Not Vested(1)		Market Value of Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(1)(3)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested(2)

Paul C. Reilly	3,000	(4)	$276,840	98,240	(5)	$9,065,587

	43,662	(6)	$4,029,129	87,156	(7)	$8,042,756

	7,500	(8)	$692,100	69,375	(9)	$6,401,925

	38,736	(10)	$3,574,558

	18,750	(11)	$1,730,250

	30,833	(12)	$2,845,269

	18,750	(13)	$1,730,250

	19,500	(14)	$1,799,460

Paul M. Shoukry	900	(4)	$83,052	2,705	(9)	$249,617

	716	(6)	$66,072

	1,800	(15)	$166,104

	938	(10)	$86,559

	4,500	(11)	$415,260

	1,805	(12)	$166,565

	7,500	(13)	$692,100

	4,500	(16)	$415,260

	7,500	(14)	$692,100

James E. Bunn	900	(4)	$83,052	13,769	(5)	$1,270,603

	9,179	(6)	$847,038	14,835	(7)	$1,368,974

	4,800	(8)	$442,944	10,763	(9)	$993,210

	9,890	(10)	$912,649

	7,500	(11)	$692,100

	7,176	(12)	$662,201

	7,500	(13)	$692,100

	7,500	(14)	$692,100

John C. Carson, Jr.	1,500	(4)	$138,420	5,210	(5)	$480,779

	3,473	(6)	$320,488	5,255	(7)	$484,931

	3,000	(8)	$276,840	6,764	(9)	$624,182

	3,503	(10)	$323,257

	7,500	(11)	$692,100

	4,511	(12)	$416,275

	7,500	(13)	$692,100

	7,500	(14)	$692,100

Raymond James Financial, Inc. 2022 Proxy Statement	|	47

	Stock Awards

Name	Number of Units of Stock That Have Not Vested(1)		Market Value of Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(1)(3)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested(2)

Bella Loykhter Allaire	2,100	(4)	$193,788	6,696	(5)	$617,907
	4,466	(6)	$412,122	6,026	(7)	$556,079

	3,000	(8)	$276,840	4,766	(9)	$439,806

	4,019	(10)	$370,873

	7,500	(11)	$692,100

	3,177	(12)	$293,174

	7,500	(13)	$692,100

	7,500	(14)	$692,100

(1)	As adjusted to reflect the company’s 3-for-2 stock split by means of a stock dividend effected on September 21, 2021.

(2)	The market value of stock awards is based on the closing market price of our common stock on the NYSE on September 30, 2021, which was $92.28.

(3)

The number of units reported assumes that the award received by each NEO upon vesting is based upon achieving an adjusted average ROE based on the thresholds disclosed in footnote (17) to this table. Please refer to Appendix A for a reconciliation of GAAP financial measures to non-GAAP measures for fiscal years 2019, 2020, and 2021.

(4)	The RSU award was granted on November 30, 2016. The unvested RSUs vest in five years from the date of grant.

(5)

The RSU award was granted on December 14, 2018 and vests in three years from that date based on the company’s three-year adjusted average return on equity for fiscal years 2019, 2020, and 2021. Represents the maximum of 150 percent of awarded RSUs given the estimated adjusted average return on equity for fiscal years 2019, 2020, and 2021.

(6)	The RSU award was granted on December 14, 2018 and cliff vests in three years from that date.

(7)

The RSU award was granted on December 13, 2019 and vests in three years from that date based on the company’s three-year adjusted average return on equity for fiscal years 2020, 2021, and 2022. Represents the maximum of 150 percent of awarded RSUs given the estimated adjusted average return on equity for fiscal years 2020 and 2021.

(8)	The RSU award was granted on November 30, 2017. The unvested RSUs vest 50% in four years and 50% in five years from the date of grant.

(9)

The RSU award was granted on December 15, 2020 and vests in three years from that date based on the company’s three-year adjusted average return on equity for fiscal years 2021, 2022, and 2023. Represents the maximum of 150 percent of awarded RSUs given the estimated adjusted average return on equity for fiscal year 2021.

(10)	The RSU award was granted on December 13, 2019 and cliff vests in three years from that date.

(11)	The RSU award was granted on November 29, 2018 and vests 60% in three years, 20% in four years and 20% in five years from grant date.

(12)	The RSU award was granted on December 15, 2020 and cliff vests in three years from that date.

(13)	The RSU award was granted on November 22, 2019 and vests 60% in three years, 20% in four years and 20% in five years from grant date.

(14)	The RSU award was granted on December 03, 2020 and vests 60% in three years, 20% in four years and 20% in five years from grant date.

(15)	The RSU award was granted on November 22, 2017. The unvested RSUs vest 50% in four years and 50% in five years from the date of grant.

(16)	The RSU award was granted on December 12, 2019 and vests 60% in three years, 20% in four years and 20% in five years from grant date.

(17)

Certain RSU’s granted since fiscal year 2019 vest on the 3rd anniversary of the grant only if the company attains certain adjusted average ROE levels over a 3-year vesting period. The Adjusted ROE vesting formulas are as follows, with results to be interpolated:

       Awards Granted in Fiscal Year 2021

Adjusted 3-Year Average ROE	RSU Vesting Percentage

≥17%	150%

14%	125%

12%	100%

8%	75%

5%	50%

<5%	0%

48	|	Raymond James Financial, Inc. 2022 Proxy Statement

       Awards Granted in Fiscal Years 2019 and 2020

Adjusted 3-Year Average ROE	RSU Vesting Percentage

≥19%	150%

16%	125%

13%	100%

10%	75%

7%	50%

<7%	0%

Option Exercises and Stock Vested for Fiscal 2021

The following table provides information about stock options exercised by the NEOs during fiscal 2021 and RSU awards held by our NEOs that vested in fiscal 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized On Exercise(2)	Number of Shares Acquired on Vesting(3)		Value Realized On Vesting(4)
Paul C. Reilly	—	$—	91,263	(5)	$5,670,180	(6)
Paul M. Shoukry	—	$—	4,644	(7)	$276,393	(8)
James E. Bunn	2,999	$167,284	21,986	(9)	$1,355,416	(10)
John C. Carson, Jr.	—	$—	16,509	(11)	$1,016,198	(12)
Bella Loykhter Allaire	—	$—	16,154	(13)	$990,505	(14)

(1)	Total number of shares underlying the options exercised during fiscal year 2021 adjusted to reflect the company’s 3-for-2 stock split by means of a stock dividend effected on September 21, 2021.

(2)	Amounts in this column reflect the difference between the market price on the date of exercise and the exercise price of the options exercised, multiplied by the number of options exercised.

(3)	Total number of RSUs that vested during fiscal 2021 adjusted to reflect the company’s 3-for-2 stock split by means of a stock dividend effected on September 21, 2021.

(4)	The value of the shares on each respective vesting date using the closing market price for our common stock.

(5)	After disposition of a portion of the shares subject to the award back to the company to cover taxes, the net number of shares issued was 59,660.

(6)

3,000 shares vested on November 18, 2020 when the closing price of our common stock was $59.39. 14,250 shares vested on November 30, 2020 when the closing price of our common stock was $60.63. 32,895 shares vested on December 15, 2020 when the closing price of our common stock was $62.33. 41,118 shares vested on January 4, 2021 when the closing price of our common stock was $62.69.

(7)	After disposition of a portion of the shares subject to the award back to the company to cover taxes, the net number of shares issued was 3,494.

(8)

900 shares vested on November 19, 2020 when the closing price of our common stock was $59.47. 2,700 shares vested on November 22, 2020 when the closing price of our common stock was $59.01. 900 shares vested on November 30, 2020 when the closing price of our common stock was $60.63. 144 shares vested on December 15, 2020 when the closing price of our common stock was $62.33.

(9)	After disposition of a portion of the shares subject to the award back to the company to cover taxes, the net number of shares issued was 14,615.

(10)

420 shares vested on November 19, 2020 when the closing price of our common stock was $59.47. 8,100 shares vested on November 30, 2020 when the closing price of our common stock was $60.63. 13,466 shares vested on December 15, 2020 when the closing price of our common stock was $62.33.

(11)	After disposition of a portion of the shares subject to the award back to the company to cover taxes, the net number of shares issued was 12,172.

(12)

1,500 shares vested on November 18, 2020 when the closing price of our common stock was $59.39. 6,000 shares vested on November 30, 2020 when the closing price of our common stock was $60.63. 4,004 shares vested on December 15, 2020 when the closing price of our common stock was $62.33. 5,005 shares vested on January 4, 2021 when the closing price of our common stock was $62.69.

(13)	After disposition of a portion of the shares subject to the award back to the company to cover taxes, the net number of shares issued was 11,978.

(14)

2,250 shares vested on November 18, 2020 when the closing price of our common stock was $59.39. 6,600 shares vested on November 30, 2020 when the closing price of our common stock was $60.63. 3,246 shares vested on December 15, 2020 when the closing price of our common stock was $62.33. 4,058 shares vested on January 4, 2021 when the closing price of our common stock was $62.69.

Raymond James Financial, Inc. 2022 Proxy Statement	|	49

Nonqualified Deferred Compensation for Fiscal 2021

The following table provides information regarding our deferred compensation plans for our NEOs, which include the Long Term Incentive Plan (LTIP) and the Voluntary Deferred Compensation Plan (“VDCP”).

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year(2)(3)	Aggregate Earnings(Losses) In Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-end (2021)
Paul C. Reilly						$277,192
LTIP			$36,000	$52,328	$57,091	$277,192	(4)
Paul M. Shoukry						$114,020
LTIP			$36,000	$20,088	$—	$114,020	(4)
James E. Bunn						$944,172
LTIP			$36,000	$115,139	$57,091	$593,320	(4)
VDCP	$33,750	(1)	$—	$71,627	$—	$350,852	(5)
John C. Carson, Jr.						$277,192
LTIP			$36,000	$52,328	$57,091	$277,192	(4)
Bella Loykhter Allaire						$4,929,326
LTIP			$36,000	$52,328	$57,091	$277,192	(4)
VDCP	$—		$—	$652,760	$—	$4,652,134	(5)

(1)	The amounts presented are included in the Salary column of the Summary Compensation Table and represents salary deferred in January 2021 through September 2021.

(2)	The amounts presented in these columns are included in the All Other Compensation table located below the footnotes to the Summary Compensation Table.

(3)	Represents amounts earned with respect to the 2021 fiscal year but contributed in December 2021.

(4)

The amounts presented include previously and currently reported compensation with respect to LTIP contributions made by us. The following amounts represent vested balances at September 30, 2021: Mr. Reilly $64,542, Mr. Shoukry $0, Mr. Bunn $380,670, Mr. Carson $64,542 and Ms. Loykhter Allaire $64,542.

(5)	The amount presented includes currently reported compensation with respect to VDCP contributions made by Mr. Bunn and Ms. Loykhter Allaire. The entire balance is vested as of September 30, 2021.

Long Term Incentive Plan. Our LTIP, originally adopted effective October 1, 2000, is a deferred compensation plan benefiting key management and other highly-compensated employees. Under the LTIP, we determine each year which employees will be participants for that plan year and then establish an account for such year for each participant. Although we can elect to use other allocation formulas, historically, the allocations under the LTIP have been made based upon the individual participant’s level of compensation above a minimum, and not in excess of a maximum (for fiscal 2021, these amounts were $285,000 and $885,000, respectively). The Committee or its designee then determines the percentage, if any, by which that compensation is multiplied to determine the contribution credited to each participant’s account for the particular plan year. Each account is thereafter credited (or debited), based upon the allocable share of the return that would have been earned (including any negative return) had all accounts been invested in a group of unaffiliated mutual funds and managed accounts. Senior management selects those mutual funds and managed accounts, pursuant to authority delegated by the Committee. Annual allocations and their deemed earnings vest after five years, subject to earlier vesting in the case of death or disability. We pay the vested account balance in a cash lump sum after five years of credited service, subject to earlier payment in the case of death or disability, and subject to certain deferral rights that must be exercised at least 12 months in advance of the account balance vesting. Because the account balances are unfunded, they represent unsecured claims against the company.

50	|	Raymond James Financial, Inc. 2022 Proxy Statement

Voluntary Deferred Compensation Plan. The VDCP was established effective January 1, 2013, to provide a voluntary, pre-tax capital accumulation opportunity for a select group of highly compensated employees and independent contractors to defer compensation. The VDCP allows participants with annual calendar year compensation of $300,000 or more to defer up to 75% of base salary, bonuses and commissions, subject to certain minimums and maximums, and permits the company to make contributions at any time in its sole discretion. Balances of participants are deemed to be invested, at the election of the participant, in funds selected by the participant from a list chosen by the committee that administers the plan. Each year participants may elect to have that year’s deferrals distributed as a scheduled in-service withdrawal or upon retirement. All plan balances (deferrals, company contributions and earnings thereon) are unsecured liabilities of the company. (The Amended & Restated VDCP was filed as exhibit 10.12 to the company’s Annual Report on Form 10-K filed with the SEC on November 21, 2018.)

Potential Payments Upon Termination or Change in Control for Fiscal 2021

Except as described below, none of the NEOs is a party to any agreement or arrangement with us providing for payments in connection with any termination, including resignation, severance or retirement, a change in such officer’s responsibilities, or a change in control of the company. The following tables summarize the estimated payments to be made under each agreement, plan or arrangement in effect as of September 30, 2021, which provides for payments to an NEO at, following or in connection with a termination of employment or a change in control. However, in accordance with SEC regulations, we do not report any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our NEOs and which is available generally to all salaried employees. In accordance with SEC regulations, this analysis assumes that the NEOs’ date of termination is September 30, 2021, and the price per share of our common stock on the date of termination is the closing price of our common stock on the NYSE as of that date, which was $92.28.

Paul C. Reilly

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)(1)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)

Salary Continuation	—	—	—	—	—	—	—

Annual Cash Bonus	—	—	—	—	—	—	—

Severance Payment	—	—	—	—	—	—	—

Share Awards	31,382,398	31,382,398	—	31,382,398	32,351,338	—	32,351,338

Stock Options	—	—	—	—	—	—	—

Welfare Benefits	—	—	—	—	—	—	—

(1)

Mr. Reilly’s RSU stock bonus awards and retention awards granted in November and December 2017 and 2018 under the 2012 Plan contain an additional definition of “retirement” in order to conform with a definition used under the 2007 Stock Bonus Plan, which was in effect when Mr. Reilly was hired. Pursuant to such provision, “retirement” is defined as ending service after age 60 with 5 years of service.

Raymond James Financial, Inc. 2022 Proxy Statement	|	51

Paul M. Shoukry

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)

Salary Continuation	—	—	—	—	—	—	—

Annual Cash Bonus	—	—	—	—	—	—	—

Severance Payment	—	—	—	—	—	—	—

Share Awards	—	485,577	—	—	2,949,453	—	2,949,453

Stock Options	—	—	—	—	—	—	—

Welfare Benefits	—	—	—	—	—	—	—

James E. Bunn

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)

Salary Continuation	—	—	—	—	—	—	—

Annual Cash Bonus	—	—	—	—	—	—	—

Severance Payment	—	—	—	—	—	—	—

Share Awards	—	4,843,685	—	—	7,445,981	—	7,445,981

Stock Options	—	—	—	—	—	—	—

Welfare Benefits	—	—	—	—	—	—	—

John C. Carson, Jr.

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)

Salary Continuation	—	—	—	—	—	—	—

Annual Cash Bonus	—	—	—	—	—	—	—

Severance Payment	—	—	—	—	—	—	—

Share Awards	4,196,156	4,196,156	—	4,196,156	4,611,416	—	4,611,416

Stock Options	—	—	—	—	—	—	—

Welfare Benefits	—	—	—	—	—	—	—

52	|	Raymond James Financial, Inc. 2022 Proxy Statement

Bella Loykhter Allaire

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)

Salary Continuation	—	—	—	—	—	—	—

Annual Cash Bonus	—	—	—	—	—	—	—

Severance Payment	—	—	—	—	—	—	—

Share Awards	4,228,270	4,228,270	—	4,228,270	4,698,898	—	4,698,898

Stock Options	—	—	—	—	—	—	—

Welfare Benefits	—	—	—	—	—	—	—

2021 CEO Pay Ratio

Set forth below is a reasonable estimate of the ratio of annual total compensation of Paul C. Reilly, our CEO, to the annual total compensation of our median employee, calculated in accordance with SEC rules. Since these rules allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their own individual circumstances, the ratio reported by us may not be comparable to the ratios reported by other companies.

We applied the following steps to identify the median employee based on our total employee population as of July 1, 2021. We included all active full- and part-time employees on this date (other than our CEO) who had been employed by us at any time during calendar 2020. In accordance with SEC rules, we did not include independent contractors—thus, the financial advisors in our Raymond James Financial Services channel and their staffs were excluded. In addition, we excluded the following non-U.S. employees who, in the aggregate, constituted less than 5% of our total employee population (“de minimis exclusion”): all our employees in the United Kingdom (235), Germany (51) and France (1). Prior to applying the de minimis exclusion, our total employee population as of July 1, 2021 consisted of 13,785 persons, with 12,369 employees located in the U.S. and 1,416 outside the U.S. After applying the de minimis exclusion, and after excluding 145 U.S. associates that joined on December 24, 2020 as part of our acquisition of NWPS, our total employee population consisted of 12,218 employees in the U.S. and 1,129 employees outside the U.S.

To identify our median employee, we used a “gross taxable earnings” measure for calendar year 2020, which included: (i) annual base pay (salary or gross wages), (ii) commissions, (iii) bonuses, (iv) fringe benefits, (v) the value of equity awards that vested during the year, and (vi) miscellaneous taxable earnings. We annualized the base pay (only) for any employees who commenced work during calendar 2020, with certain non-material exceptions. Compensation amounts were determined from our payroll systems of record. Payments in Canadian dollars were converted to U.S. dollars using a 12-month average currency exchange rate for the year. To identify our median employee, we then calculated the total gross taxable earnings for our employee population and excluded employees at the median who had anomalous compensation characteristics.

For fiscal 2021, we estimated the ratio of such median employee’s annual total compensation for fiscal 2021 to that of the CEO in accordance with SEC rules for the Summary Compensation Table, as follows:

•	the median of the annual total compensation of all employees (other than the CEO) was $106,782;

Raymond James Financial, Inc. 2022 Proxy Statement	|	53

•	the annual total compensation of the CEO, as reported in the Summary Compensation Table, was $13,901,046; and

•	the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was 130 to 1.

Report of the Corporate Governance, Nominating and Compensation Committee

The CGN&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the CGN&C Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report.

Respectfully submitted by the CGN&C Committee

Gordon L. Johnson, Chair

Robert M. Dutkowsky

Jeffrey N. Edwards

Susan N. Story

54	|	Raymond James Financial, Inc. 2022 Proxy Statement

Item 2. — Advisory Vote on Executive Compensation (“Say-on-Pay”)

Proposal Snapshot — Item 2. Say-on-Pay

What is being voted on: An advisory vote to approve the compensation of all of our NEOs.

Board recommendation: Our Board unanimously recommends a vote FOR the resolution approving the executive compensation of our NEOs.

We are asking our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

Accordingly, we are asking you to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

The say-on-pay vote is advisory, and therefore not binding on the company, the CGN&C Committee or our Board. Our Board and CGN&C Committee value the opinions of our shareholders, and — to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement — we will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns. Under the Board’s current policy, shareholders are given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the company’s annual meeting of shareholders in 2023.

Raymond James Financial, Inc. 2022 Proxy Statement	|	55

Item 3.— Proposals to Amend the Company’s Articles of Incorporation

Introduction

The Board has adopted, subject to shareholder approval, amendments to our Restated Articles of Incorporation that we refer to collectively as the “Articles Amendments.” The Articles Amendments would:

•	Increase the number of authorized shares;

•	Restate or revise certain provisions governing the capital stock of the company; and

•	Make certain updates and improvements to provisions of the Restated Articles of Incorporation.

If shareholders approve any of the Articles Amendments, we will file with the Secretary of State of the State of Florida a Certificate of Amendment that includes only those amendments that were approved by the shareholders. The Certificate of Amendment will become effective upon acceptance of the filing by the Secretary of State of the State of Florida.

This summary does not contain all of the information that may be important to you. Appendix B to this Proxy Statement sets forth the full text of the Amended and Restated Articles of Incorporation, marked to show the proposed deletions and insertions from the existing Restated Articles of Incorporation. The following summary is qualified in its entirety by reference to the text of the Amended and Restated Articles of Incorporation contained in Appendix B. You are urged to read the Amended and Restated Articles of Incorporation in their entirety.

Proposal Snapshot — Item 3(A). Increase Authorized Shares of Capital Stock

What is being voted on: An amendment to the Restated Articles of Incorporation to increase the number of shares of capital stock that we may issue from time to time.

Board recommendation: The Board unanimously recommends a vote “FOR” the resolution approving the increase in authorized shares.

The Board has adopted a resolution approving, and recommending to our shareholders for their approval and adoption, an amendment to Article IV of the company’s Restated Articles of Incorporation to increase the number of authorized shares of capital stock provided for therein from the 360 million shares currently authorized to 700 million shares, consisting of 650 million shares of common stock, par value $.01 per share, and 50 million shares of preferred stock, par value $.10 per share. Our Restated Articles of Incorporation currently authorize us to issue 350 million shares of common stock and 10 million shares of preferred stock.

We last increased the number of shares of capital stock that we are authorized to issue under our Restated Articles of Incorporation on February 14, 2008. Since that time, we have effected a three-for-two stock split of our common stock on September 21, 2021, which was the eighth time the company effected a stock split since its initial public offering in 1983.

56	|	Raymond James Financial, Inc. 2022 Proxy Statement

As of December 6, 2021, 239,159,669 shares of our common stock, par value $0.01 per share, were issued and outstanding, which represented approximately 68.3% of the authorized shares of common stock, and 110,840,331 shares of common stock were available for future issuance. The following table sets forth the number of authorized, outstanding, reserved and unreserved shares of common stock, as of December 6, 2021:

Total Authorized Shares of Common Stock	350,000,000
Less: Issued and Outstanding Shares	239,159,669
Shares of Common Stock Available for Future Issuance	110,840,331
Shares of Common Stock Reserved for Future Issuance under:
Amended and Restated 2012 Stock Incentive Plan (“SIP”)	62,700,539
Amended and Restated 2003 Employee Stock Purchase Plan (“ESPP”)	4,975,249
Total Shares of Common Stock Reserved for Future Issuance	67,675,788
Shares Available for Future Issuance, Less Reserved Shares	43,164,543

Reasons for the Proposal

The Board believes it is in the best interest of the company to increase the number of authorized shares of capital stock to provide greater flexibility in considering and planning for future business needs, such as raising additional capital through the issuance of equity securities, convertible debt securities or other equity-linked securities; potential strategic acquisition or merger transactions requiring share issuance; stock dividends; stock splits; grants of equity incentives to employees (subject to any future shareholder approval of our equity plans); as well as for other general corporate purposes. The Board is seeking approval for this amendment at this time because opportunities requiring prompt action may arise in the future, and the Board believes that any potential delay and expense associated with seeking approval for additional authorized shares of capital stock at a special meeting of shareholders could deprive us of the ability to take timely advantage of such opportunities.

If the proposed amendment is adopted, the company would be permitted to issue the authorized shares without further shareholder approval, except to the extent otherwise required by law, by a securities exchange, or by the Restated Articles of Incorporation. The NYSE, on which the common stock is now listed, currently requires stockholder approval as a prerequisite to listing shares in certain instances, including acquisition transactions where the issuance could increase the number of outstanding shares by 20% or more. The company has no current plans, agreements, or arrangements to issue any of the additional authorized shares of capital stock; however, the Board reviews and evaluates potential capital-raising activities, transactions and other corporate actions on an on-going basis to determine if such actions would be in the best interests of the company and the company’s shareholders.

Possible Effects

The additional shares of common stock for which the company is seeking approval would have the same rights and privileges as the shares of common stock currently issued and outstanding. Holders of shares of our common stock do not have preemptive rights to acquire additional shares of common stock. Therefore, while the adoption of the amendment would not have an immediate dilutive effect on the ownership interest in the company of existing shareholders, any future issuance of additional common stock or other securities convertible into common stock could dilute the respective percentage ownership and voting rights attributable to our current shareholders and could have a negative effect on the market price of the common stock.

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Anti-takeover Considerations

The proposed increase in the number of authorized shares of capital stock is not intended to impede a change of control of Raymond James, and we are not aware of any current efforts to acquire control of the company. It is possible, however, that the amendment could, under certain circumstances, enable the Board to delay or prevent a change in control by providing the company the capability to engage in actions that would be dilutive to a potential acquirer, pursue alternative transactions or otherwise increase the potential cost to acquire control of the company. For example, without further shareholder approval, the company could issue shares of capital stock in a public or private sale, merger or similar transaction, which would increase the number of outstanding shares, thereby diluting the interest of a party seeking to take over the company or to gain control of the Board. Thus, while the company currently has no intent to employ the additional authorized shares of capital stock as an anti-takeover device, the proposed amendment may have the effect of discouraging future unsolicited takeover attempts.

Vote Required for this Amendment

Approval of this proposal will require the affirmative vote of the holders of a majority of all of the shares of common stock outstanding and entitled to vote with respect to this matter at the Annual Meeting.

We plan to file the Articles of Amendment reflecting the increase in the number of authorized shares of capital stock with the Florida Secretary of State promptly following approval by shareholders at the Annual Meeting. The Articles of Amendment will become effective upon filing.

If Proposals 3(B) and/or 3(C) are also approved by our shareholders, then the Articles of Amendment we file that provide for the amendment to the company’s Restated Articles of Incorporation contemplated by this Proposal 3(A) will also include the amendments to the company’s Restated Articles of Incorporation contemplated by such proposals.

Proposal Snapshot — Item 3(B). Revise Certain Provisions Governing Capital Stock

What is being voted on: An amendment to the Articles of Incorporation to restate or revise certain provisions governing the capital stock of the company.

Board recommendation: The Board unanimously recommends a vote “FOR” the resolution approving the restatement or revision of certain provisions governing the capital stock of the company.

The Board of Directors is asking you to approve additional amendments to Article IV of our Restated Articles of Incorporation to:

1.	Separately designate the relative rights, preferences and liabilities of each class of stock, as follows:

•

With respect to the common stock, such amendments provide that each share of common stock has one vote, that holders of common stock have no preemptive rights, that dividends may be declared and paid by the Board in its discretion, and that following satisfaction of the rights of creditors and holders of any outstanding preferred stock, the holders of common stock are entitled to the net assets of the company in the event of liquidation, dissolution or winding up.

•

With respect to the preferred stock, such amendments provide that the Board may by resolution determine the designations, preferences, limitations and special rights of any series it determines to issue; that the Board may fix for each series of preferred stock (i) the number of shares, (ii) the dividend rate and terms, (iii) any redemption features, (iv) the involuntary liquidation value, (v) the establishment and terms of any sinking fund, (vi) any conversion features, (vii) any voting rights, and (viii) any other special rights or limitations.

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•	With respect to the preferred stock, that all shares of any one series shall be identical.

•	With respect to the preferred stock, that unless otherwise specifically provided, no holder of preferred stock shall have preemptive rights.

•	With respect to all classes of shares, that the Board may determine the consideration for which shares may be issued, upon the payment of which such shares shall be fully paid and non-assessable.

2.

Expressly permit the Board to repurchase, in exchange for such consideration and upon such terms and conditions as it may in its discretion determine, shares of capital stock outstanding and to hold such shares in the treasury of the company.

Reasons for the Proposal

The Board believes that the other amendments described above that restate or revise certain provisions governing the capital stock of the company are also advantageous because they correspond to, and more clearly set forth the provisions of, the Florida Business Corporation Act, as amended, already in effect that apply to the company and its capital stock.

Vote Required for this Amendment

Approval of this proposal will require the affirmative vote of the holders of a majority of all of the shares of common stock outstanding and entitled to vote with respect to this matter at the Annual Meeting.

We plan to file the Articles of Amendment reflecting these changes with the Florida Secretary of State promptly following approval by shareholders at the Annual Meeting. The Articles of Amendment will become effective upon filing.

If Proposals 3(A) and/or 3(C) are also approved by our shareholders, then the Articles of Amendment we file that provide for the amendment to the company’s Articles of Incorporation contemplated by this Proposal 3(B) will also include the amendments to the company’s Articles of Incorporation contemplated by such proposals.

Proposal Snapshot — Item 3(C). Make Certain Updates to Restated Articles of Incorporation

What is being voted on: Amendments to the Articles of Incorporation to effect certain updates and improvements.

Board recommendation: The Board unanimously recommends a vote “FOR” the resolution approving the proposed amendments updating and improving our Restated Articles of Incorporation.

The proposal is to amend certain obsolete provisions, to make minor wording corrections or improvements for simplicity and clarity, and to effect certain conforming changes, in the following sections of the Articles:

•	Article III — amend this article to delete the list of the corporation’s purposes and to provide that the corporation has been formed for any lawful purpose.

•	Article VII — revise this article to make minor wording changes and to re-number the article.

•

Article VIII — revise this article to expressly reserve the right of the corporation to amend the Amended and Restated Articles in the future as provided by law, to make minor wording changes, and to re-number the article.

Reasons for the Proposal

The Board of Directors believes that it is advisable to amend certain obsolete provisions, to make minor wording corrections or improvements for simplicity and clarity, and to effect certain conforming changes. The list of corporate purposes currently contained in Article III is obsolete and unnecessary following changes to the Florida Business

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Corporation Act that permit corporate articles to provide that the corporation may be formed for any lawful purpose. The Board acknowledges that many other public companies have articles that provide that the entity may pursue any lawful purpose. The Board has concluded that the proposed changes to Articles VII and VIII are advisable in order to provide additional clarity and to expressly reserve the right to make future changes to the Articles of Incorporation as provided by law.

Vote Required for this Amendment

Approval of this proposal will require the affirmative vote of the holders of a majority of all of the shares of common stock outstanding and entitled to vote with respect to this matter at the Annual Meeting.

We plan to file the Articles of Amendment reflecting these miscellaneous changes with the Florida Secretary of State promptly following approval by shareholders at the Annual Meeting. The Articles of Amendment will become effective upon filing.

If Proposals 3(A) and/or 3(B) are also approved by our shareholders, then the Articles of Amendment we file that provide for the amendment to the company’s Articles of Incorporation contemplated by this Proposal 3(C) will also include the amendments to the company’s Articles of Incorporation contemplated by such proposals.

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Relationships and Related Transactions

Introduction. In this section we disclose transactions involving the company where the amount involved exceeds $120,000 and any of the company’s “related persons” has a direct or indirect material interest. As defined by SEC rules, related persons include our executive officers, directors, holders of more than five percent (5%) of our voting securities, immediate family members of the foregoing, and certain associated entities. SEC rules require that we disclose all such “related person transactions” that occurred since the beginning of our last completed fiscal year (October 1, 2020) to the filing date of this Proxy Statement, as well as any currently proposed transactions. We refer to this period below as the “reporting period.” Accordingly, the dollar amounts set forth in this section, including compensation of certain individuals, do not reflect past fiscal year amounts only, but may include multiple annual bonus payments as well as certain future proposed payments.

Bank Transactions. In the ordinary course of our business, we make bank loans to, and hold bank deposits for, certain of our officers and directors, and also extend margin credit in connection with the purchase of securities to certain of our officers and directors who are affiliated with one of our broker-dealers, as permitted under applicable law, including the Sarbanes-Oxley Act (“SOX”). These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectability or present other unfavorable features. We also, from time to time and in the ordinary course of our business, enter into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.

Investments. We have from time to time established private investment funds to permit certain officers to participate in our merchant banking, venture capital and other similar activities by investing alongside the funds that we raise and manage for non-employee investors. Trusts benefiting family members of these officers have also invested in these funds. In addition, certain of our directors and executive officers from time to time may invest their personal monies in funds managed by our subsidiaries on substantially the same terms and conditions as other similarly situated investors in these funds who are neither directors nor officers. A family trust affiliated with Mr. James, our Chairman Emeritus, invested a total of $176,000 in Nielsen BioSciences, Inc., a managed private equity investment affiliated with the company, during the reporting period. Mr. Dutkowsky and his immediate family members maintain investment accounts with the company in respect of which they paid fees to the company in the aggregate amount of approximately $451,818 during the reporting period.

Share Repurchases. In order to pay (i) the exercise price of options and (ii) withholding or other similar taxes due in connection with the vesting of equity awards granted under the Amended and Restated 2012 Equity Incentive Plan and our prior similar plans, employee participants, including our NEOs, may elect the “swap” method whereby the participant delivers to the company shares equal in value to the required exercise price or tax withholding liability in connection with the exercise or vesting of such equity awards. Under the “swap” method, the price per share paid by the company for repurchases is the closing price of the company’s shares on the NYSE on the date the participant’s exercise request is submitted.

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During the reporting period, the company repurchased shares from the directors or executive officers in amounts exceeding the disclosure threshold for the aggregate consideration shown in the following table:

Name and Title	Number of Shares Repurchased (#)[1]	Aggregate Consideration ($)
Paul D. Allison, Chairman, President and CEO — Raymond James Ltd.	21,710	1,296,044
Jeffrey A. Dowdle, Chief Operating Officer	3,407	205,086

(1)	As adjusted to reflect the company’s 3-for-2 stock split by means of a stock dividend effected on September 21, 2021.

Art Collection. Thomas A. and Mary James permit us to display over 2,400 pieces from their nationally known art collection throughout the Raymond James home office complex, without charge to us. In return, we bear the cost of insurance and the direct and overhead costs of two full-time staff persons. They serve as curators for the collection, conduct tours and coordinate special events. They also collaborate with The James Museum of Western & Wildlife Art, a public art museum founded by Mr. James, to coordinate special exhibitions and the borrowing from and acquisition of works of art for the collection. The art collection at our corporate headquarters is a marketing attraction for businesses and other organizations, and we provide regular tours for clients, local schools, business groups and nonprofit organizations and the community at large. In-person tours were suspended in March 2020 due to the pandemic and did not resume as of the end of fiscal 2021. The total cost to us for these items during the reporting period was approximately $223,825.

Employment Relationships. Certain family members of our directors or executive officers are employed by the company and/or affiliated with certain of its subsidiaries. The following paragraph sets forth certain information about these relationships during the reporting period. As explained above, the individual compensation amounts set forth below cover a “reporting period” that is greater than a fiscal year and may include two annual bonus cycles.

Mr. Donald Blair, the son-in-law of Francis S. Godbold, is managing director, investment banking, at Raymond James & Associates, Inc. (“RJ&A”), who earned cash compensation of $1,331,568. Matthew Frey, the son-in-law of Paul C. Reilly, is an independent branch owner, manager and financial adviser affiliated with Raymond James Financial Services, Inc. and earned cash compensation (net of ordinary course fees to the company) of $1,851,987 out of which he pays all general office expenses, payroll and other costs of branch operations, and splits net earnings with his partner. Francis S. Godbold, a director and Vice Chairman of the company, earned cash compensation of $171,213. (Mr. Godbold, who was not re-nominated by the Board for re-election at the Annual Meeting, was compensated as an employee and did not receive any additional compensation for his services as a director.) Christopher Shoukry, the brother of Paul M. Shoukry, serves as Vice President with Alex. Brown, a division of the company, and earned cash compensation of $366,657.

Certain Transactions. John Godbold, a son of Francis S. Godbold, one of our directors, owns a 20% membership interest in Riverway Storage Holdings, LLC (“RSH”) a holding company that owns certain financial interests in natural gas salt cavern storage projects. These financial interests consist of long-term contractual agreements that entitle RSH to annual reservation fees of approximately $4 million per annum. RSH has engaged Raymond James to act as its exclusive sell side financial advisor in regard to its current efforts to sell its interests in the projects. The estimated transaction value of the proposed sale is approximately $30-$50 million, and the estimated value of John Godbold’s interest in the proposed transaction is approximately $6-$10 million.

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Transactions with 5% Shareholders. We and our affiliates engage in ordinary course trading, arrangements relating to the placement of investment funds and ETFs on our Private Client Group platform, and other transactions or arrangements with, and may from time to time provide other ordinary course investment banking or other financial services to, The Vanguard Group and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. The Vanguard Group is an investment manager or sponsor to mutual funds that are investment options in our 401(k) Plan. The selection of the Vanguard mutual funds as investment options is unrelated to Vanguard’s common stock ownership. We believe that the fees paid to The Vanguard Group through the Vanguard mutual funds are the same as the fees that are paid by the other holders of the same share class of those funds.

We and our affiliates engage in ordinary course trading, arrangements relating to the placement of investment funds and ETFs on our Private Client Group platform, and other transactions or arrangements with, and may from time to time provide other ordinary course investment banking or other financial services to, BlackRock, Inc. and its affiliates, related entities and clients. These transactions are negotiated on arm’s–length bases and contain customary terms and conditions.

Related Person Transaction Policy

The CGN&C Committee maintains Policies and Procedures with Respect to Related Person Transactions to address the review, approval, disapproval or ratification of related person transactions. “Related persons” include the company’s:

• executive officers • holders of more than 5% of the company’s voting securities • directors	• immediate family members of the foregoing persons • director nominees	• any entity in which such a person has a 5% or greater ownership interest or that is otherwise under the “control” of such person

A “related person transaction” means (with certain exceptions permitted by SEC rules) a transaction or series of transactions in which:

• the company participates	• amount involved exceeds $120,000	• related person has a direct or indirect material interest

Examples might include sales, purchases and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees.

Management is required to present for the approval or ratification of the CGN&C Committee all material information regarding an actual or potential related person transaction. The policy requires that, after reviewing such information, the disinterested members of the CGN&C Committee will approve or disapprove the transaction. Approval will be given only if the CGN&C Committee determines that such transaction is in, or is not inconsistent with, the best interests of the company and its shareholders. The policy further requires that in the event management becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the CGN&C Committee promptly. The policy also permits the chairman of the CGN&C Committee to review and approve related person transactions in accordance with the terms of the policy between scheduled committee meetings. Any determination made pursuant to this delegated authority must be reported to the full CGN&C Committee at the next regularly-scheduled meeting.

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Equity Compensation Plan Information

The following table summarizes equity compensation plan information for the plans approved by shareholders, as a group, and for the plans not approved by shareholders, as a group, in each case as of September 30, 2021(1). In accordance with SEC rules, the table below does not include our Profit Sharing Plan and Employee Stock Ownership Plan (ESOP).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding, options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excludes securities reflected in column (a))
Equity compensation plans approved by shareholders(3)	820,381	$46.64	22,581,880	(4)
Equity compensation plans not approved by shareholders(5)	—	$—	—
Total	820,381	$46.64	22,581,880

(1)	As adjusted to reflect the company’s 3-for-2 stock split by means of a stock dividend effected on September 21, 2021.

(2)	The weighted-average exercise price does not take into account the shares or restricted stock units issued under our restricted stock and employee stock purchase plans, which have no exercise price.

(3)

On February 23, 2012, the 2012 Stock Incentive Plan (as subsequently amended and restated, the “2012 Plan”) was approved by our shareholders. The 2012 Plan serves as the successor to our 1996 Stock Option Plan for Key Management Personnel, 2007 Stock Option Plan for independent Contractors, 2002 Incentive Stock Option Plan, Stock Option Plan for Outside Directors, 2005 Restricted Stock Plan and 2007 Stock Bonus Plan (the “Predecessor Plans”) Upon approval of the 2012 Plan by our shareholders, the Predecessor Plans terminated (except with respect to awards previously granted under the Predecessor Plans that remain outstanding). Under the 2012 Plan we may grant 15,400,000 new shares in addition to the shares available for grant under the Predecessor Plans.

(4)

Includes 17,520,241 shares remaining available for issuance under the 2012 Plan and 5,061,639 shares remaining available for issuance under the 2003 Employee Stock Purchase Plan, as amended, as of September 30, 2021.

(5)

We have two Predecessor Plans that were not previously approved by shareholders: the 1996 Stock Option Plan for Key Management Personnel and the Stock Option Plan for Outside Directors. All previously outstanding shares have been exercised or otherwise disposed of.

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Audit Matters

Item 4.— Ratify Appointment of Independent Registered Public Accounting Firm

Proposal Snapshot — Item 3. Ratification of KPMG as our Independent Registered Public Accounting Firm for 2022

What is being voted on: Ratification of the appointment of KPMG as our independent registered public accounting firm.

Board recommendation: Our Board unanimously recommends a vote FOR ratification of the appointment of KPMG as our independent registered public accounting firm for 2022.

General

The ARC has appointed KPMG LLP as the independent registered public accounting firm to audit the company’s consolidated financial statements for the fiscal year ending September 30, 2022 and to audit the company’s internal control over financial reporting as of September 30, 2022. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

If the proposal to ratify the appointment is not approved, the ARC will reconsider the selection of KPMG LLP as the company’s independent registered public accounting firm, but may still determine that the appointment of our independent registered public accounting firm is in the best interests of the company and its shareholders. Even if the appointment is ratified by the shareholders, the ARC, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the ARC determines that such a change would be in the best interests of the company and its shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The ARC, with the approval of the shareholders, engaged KPMG to perform an annual audit of the company’s consolidated financial statements for fiscal year 2021. The following table sets forth the approximate aggregate fees billed or expected to be billed to the company by KPMG for fiscal years 2021 and 2020 for the audit of the company’s annual consolidated financial statements and for other services rendered by KPMG.

	Fiscal Year

	2021	2020
Audit(1)	$7,370,218	$6,963,016
Audit-Related(2)	752,221	462,184
Tax(3)	756,688	398,108
All Other Fees(4)	84,230	7,750

TOTAL	$8,963,357	$7,831,058

(1)	Audit Fees represents fees for the audit of the company’s consolidated and subsidiary financial statements.

(2)

Audit-Related Fees consist primarily of fees for custody rule examinations of registered investment advisors, including the issuance of an independent auditors report on controls over custody operations, an examination to report on controls applicable to our “e-folio” fixed income client application, FICCA attestations for our mutual fund customers and HUD attestations for RJ Bank.

(3)	Tax Fees includes tax compliance and consulting services related to federal and state tax returns.

(4)	All Other Fees consist principally of consulting services related to certain regulatory matters.

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The ARC has adopted a policy for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy provides that, before the company engages the independent auditor to render any service, the engagement must be formally approved by the ARC. All audit and non-audit services provided to the company and its subsidiaries by KPMG during fiscal year 2021 were formally approved.

Report of the Audit and Risk Committee

Members of the ARC have reviewed and discussed with management and with representatives of KPMG LLP the consolidated financial statements for fiscal 2021 contained in our Annual Report on Form 10-K and the integrated audit of the consolidated financial statements and internal control over financial reporting for fiscal 2021. In addition, the ARC has discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The ARC also received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding independent auditor communications with the ARC concerning independence, and discussed with KPMG LLP their independence from us and our management, and considered their independence in connection with any non-audit services provided. The ARC also reviewed with KPMG LLP our critical accounting policies and practices and certain written communications between KPMG LLP and our management.

Based on the reviews and discussions referred to above, and in reliance on the representations of management and the independent registered public accounting firm’s report with respect to the financial statements, the ARC recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2020 for filing with the SEC. The Board approved the recommendation.

Management is responsible for our financial statements and the financial reporting process, including our system of internal controls. Our independent registered public accounting firm is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB. The firm issues reports on our consolidated financial statements and the effectiveness of internal control over financial reporting.

The ARC members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The ARC serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the ARC’s members in business, financial and accounting matters. In its oversight role, the ARC relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles.

Benjamin C. Esty, Chair

Marlene Debel

Anne Gates

Roderick C. McGeary

Raj Seshadri

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Security Ownership Information

Security Ownership of Principal Shareholders

The following table sets forth the shares beneficially owned as of December 6, 2021 by each shareholder known to us to beneficially own more than five percent (5%) of the company’s outstanding shares. The percentage of ownership indicated in the following table is based on 207,303,396 shares outstanding as of December 6, 2021.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	21,170,050	(2)	10.21%
The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, PA 19355	20,977,200	(3)	10.12%
Thomas A. James, Chairman Emeritus, Director, 880 Carillon Parkway, St. Petersburg, FL 33716	19,994,365	(4)	9.64%

(1)

As adjusted to reflect the company’s 3-for-2 stock split by means of a stock dividend effected on September 21, 2021. Except as described otherwise in the footnotes to this table, each beneficial owner in the table has sole voting and investment power with regard to the shares beneficially owned by such owner.

(2)

On January 27, 2021, BlackRock, Inc., on behalf of itself and certain of its affiliates (collectively, “BlackRock”), filed a Schedule 13G/A with the SEC indicating that BlackRock had sole voting power with respect to only 19,188,345 shares of our common stock as of December 31, 2020.

(3)

On March 10, 2021, The Vanguard Group, Inc., on behalf of itself and certain of its affiliates (collectively, “Vanguard”), filed a Schedule 13G/A with the SEC indicating that Vanguard had shared voting power with respect to 332,551 shares, sole dispositive power with respect to 20,197,294 shares, and shared dispositive power with respect to 779,905 shares, of our common stock as of February 26, 2021.

(4)

As of December 6, 2021, Mr. James had sole voting power with respect to 19,818,135 shares, shared voting power with respect to 176,230 shares, sole dispositive power with respect to 19,818,135 shares, and shared dispositive power with respect to 176,230 shares, of our common stock. Includes 5,459 shares subject to RSUs that will vest within 60 days.

Stock Ownership Policy

The company maintains a Directors and Executive Officers Stock Ownership Policy that imposes certain holding requirements on our CEO and other executive officers with respect to holding shares of our common stock. (Please see above under “Director Compensation—Stock Ownership Policy for Directors and Executive Officers” for further information.)

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Security Ownership of Management

The following table lists the shares of common stock beneficially owned as of December 6, 2021 by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table below, and (3) all current directors, director nominees and executive officers as a group. The percentage of ownership indicated in the following table is based on 207,303,396 of the company’s shares outstanding on December 6, 2021.

Beneficial ownership has been determined according to SEC regulations and includes shares that may be acquired within 60 days after December 6, 2021, upon the vesting of RSUs. Unless otherwise indicated, all directors, director nominees and executive officers have sole voting and investment power with respect to the shares shown. No shares are pledged as security. As of December 6, 2021, no individual director, director nominee or named executive officer other than Thomas A. James, our Chairman Emeritus, owned beneficially 1% or more of our shares, and our directors, director nominees and executive officers as a group owned approximately 10.25% of our outstanding shares.

	Common Stock Beneficially Owned

Name	Shares of Common Stock(1)		Number of Shares Subject to Exercisable Stock Options	Number of Shares Subject to Vesting of Restricted Stock Units(1)	Total Number of Beneficially Owned Shares(1)	Percent of Class

Thomas A. James	19,988,906	(2)(3)	—	5,459	19,994,365	9.64%

James E. Bunn	36,943	(3)	—	9,179	46,122	*

John C. Carson, Jr.	92,735	(3)	—	3,473	96,208	*

Marlene Debel	605		—	—	605	*

Robert M. Dutkowsky	5,898		—	—	5,898	*

Jeffrey N. Edwards	23,326		—	—	23,326	*

Benjamin C. Esty	22,276		—	—	22,276	*

Anne Gates	7,330		—	—	7,330	*

Francis S. Godbold	204,490	(3)	—	—	204,490	*

Gordon L. Johnson	33,849		—	—	33,849	*

Bella Loykhter Allaire	84,786	(3)	—	4,466	89,252	*

Roderick C. McGeary	14,836		—	—	14,836	*

Paul C. Reilly	190,827	(3)	—	43,662	234,489	*

Raj Seshadri	4,264		—	—	4,264	*

Paul M. Shoukry	12,286	(3)	—	716	13,002	*

Susan N. Story	42,612		—	—	42,612	*

All Directors and Executive Officers as a Group (24 persons)	21,180,878	(3)	—	85,554	21,266,432	10.25%

*	Less than 1%.

(1)	As adjusted to reflect the company’s 3-for-2 stock split by means of a stock dividend effected on September 21, 2021.

(2)

Includes 664,131 shares held by the Robert A. James Irrevocable Trust, for which Thomas A. James serves as trustee, and which has as beneficiaries other James family members. Thomas A. James disclaims any beneficial ownership interest in this trust. Includes 176,230 shares for which Mr. James has shared voting power and shared dispositive power.

(3)	Includes shares credited to Employee Stock Ownership Plan accounts.

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Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than 10% of the company’s shares to file reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. The reporting officers, directors and 10% shareholders are also required by SEC rules to furnish the company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports, the company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% shareholders were complied with during fiscal year 2021, except that, due to a clerical error, Ms. Loykhter Allaire inadvertently filed one Form 4 late, and Mr. James Bunn inadvertently reported one transaction late on a Form 5.

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Questions and Answers

Why did I receive a “Notice of Internet Availability of Proxy Materials” or Proxy Statement?	You have received a “Notice of Internet Availability of Proxy Materials” or proxy materials because Raymond James’s Board of Directors is soliciting your proxy to vote your shares at the virtual Annual Meeting on February 24, 2022. The materials include information that is designed to assist you in voting your shares and information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”). On January 12, 2022, we mailed either a “Notice of Internet Availability of Proxy Materials” or a package consisting of this Proxy Statement, a proxy card and the Annual Report on Form 10-K for the fiscal year ended September 30, 2021 (“Annual Report”) to shareholders of record as of the close of business on December 22, 2021 (“Record Date”).

Why did I receive a “Notice of Internet Availability of Proxy Materials”, but no proxy materials?	Again this year we are distributing our Proxy Statement, proxy card and the Annual Report to certain shareholders via the Internet under the SEC’s “notice and access” rules. This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting. On January 12, 2022, we mailed a “Notice of Internet Availability of Proxy Materials” (“Notice”) to participating shareholders. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report on the Internet. The Notice also instructs you on how you may submit your proxy. If you received a Notice by mail and would like to receive a free printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Why are you holding a virtual meeting?	Our 2022 Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the largest number of shareholders to participate in the meeting, while providing substantially the same access and possibilities for exchange with the Board and our senior management as an in-person meeting. We believe that this approach represents best practices for virtual shareholder meetings, including by providing a support line for technical assistance and addressing as many shareholder questions as time allows.

Can I participate and ask questions in the virtual meeting?	Yes. We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. In order to submit a question, you will need your 16-digit control number that is printed on the Notice or proxy card that you received in the mail, or via email if you have elected to receive material electronically. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will be able to submit questions during the Annual Meeting as well. You may also submit questions in advance of the meeting at www.proxyvote.com when you vote your shares. We encourage you to submit any question that is relevant to the business of the meeting.

70	|	Raymond James Financial, Inc. 2022 Proxy Statement

How do I attend the virtual Annual Meeting, and what documentation must I provide to be admitted?	In order to participate in the Annual Meeting, please log on to www.virtual shareholdermeeting.com/RJF2022 at least 15 minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. If you are a shareholder of record, you will need to provide your sixteen-digit control number included on your Notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If you are a beneficial owner (if, for example, your shares are not registered in your name but are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. The webcast replay will be available at www.virtualshareholdermeeting.com/RJF2022 until the 2023 Annual Meeting of Shareholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

How can I vote online at the virtual Annual Meeting?	If you are a shareholder of record and provide your sixteen-digit control number when you access the meeting, you may vote all shares registered in your name during the Annual Meeting webcast. If you are a beneficial owner as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.

What if I have technical or other “IT” problems logging into or participating in the virtual Annual Meeting?	We have provided a toll-free technical support “help line” that can be accessed by any shareholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Virtual Annual Meeting login page.

What is a proxy?	A “proxy” is a written authorization from you to another person that allows such person (the “proxy holder”) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the following persons to vote your shares at the Annual Meeting: Paul C. Reilly, Chairman and Chief Executive Officer, and Thomas A. James, Chairman Emeritus.

Who is entitled to vote?	Each Raymond James shareholder of record on the Record Date for the Annual Meeting is entitled to vote at the Annual Meeting.

What is the difference between holding shares as a shareholder “of record” and as a “beneficial owner”?

•  Shareholders of Record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with Computershare, our transfer agent.

•  Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in “street name” (meaning in the name of your brokerage firm or other financial institution). As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will only be permitted to vote your shares with respect to some of the proposals, but not all. Please see “What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted ?” for additional information.

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•  Raymond James has requested banks, brokerage firms and other nominees who hold Raymond James shares on behalf of beneficial owners of the shares as of the close of business on the Record Date to forward the Notice or proxy materials to those beneficial owners. Raymond James has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

How many votes do I have?	Every holder of a share of common stock on the Record Date will be entitled to one vote per share for each Director to be elected at the Annual Meeting and to one vote per share on each other matter presented at the Annual Meeting. On the Record Date there were [ ] shares outstanding and entitled to vote at the Annual Meeting.

What proposals are being presented at the virtual Annual Meeting?

Raymond James intends to present proposals numbered one through four for shareholder consideration and voting at the Annual Meeting. These proposals are for:

1.  Election of the eleven (11) director nominees named in the Proxy Statement;

2.  Advisory vote to approve executive compensation (“say-on-pay”);

3.  Approval of the following amendments to our Articles of Incorporation:

A.  Increase the number of authorized shares;

B.  Restate or revise certain provisions governing the capital stock of the company; and

C.  Make certain updates and improvements.

4.  Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm.

Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual Meeting, Raymond James does not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on such matter in their discretion.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•  FOR the election of the eleven (11) directors nominated by our Board and named in this proxy statement;

•  FOR the approval, on an advisory basis, of the compensation of our named executive officers (“say-on-pay”);

•  FOR the approval of the proposed amendments to our Articles of Incorporation; and

•  FOR ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm.

How do I vote by proxy and what are the voting deadlines?

You may vote your shares at the virtual Annual Meeting or by proxy. There are three ways to vote by proxy:

•  Via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Time on February 23, 2022, by accessing the website at www.proxyvote.com and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded.

•  By Mail: If you have received your proxy materials by mail, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in an account with a bank or broker (i.e., in “street name”), you can vote by following the

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instructions on the voting instruction card provided to you by your bank or broker. Proxy cards returned by mail must be received no later than the close of business on February 23, 2022.

•  By Telephone: You can submit a proxy by telephone until 11:59 p.m. Eastern Time on February 23, 2022, by calling toll-free 1-800-690-6903 (from the U.S. and Canada) and following the instructions.

Even if you plan to attend the virtual Annual Meeting online, we encourage you to vote your shares by proxy using one of the methods described above. Raymond James shareholders of record who attend the virtual meeting may vote their shares online, even though they have sent in proxies.

What if my shares are held in the Raymond James ESOP?	For participants in the Raymond James Employee Stock Ownership Plan (the “ESOP”), your shares will be voted as you instruct the trustee of the ESOP. There are three ways to vote: via the Internet, by returning your proxy card, or by telephone. Please follow the instructions included on your proxy card on how to vote using one of the three methods. Your vote will serve as voting instructions to the trustee of the ESOP for shares allocated to your account. If you do not vote shares allocated to your account held in the ESOP, your shares will nevertheless be voted by the trustee in the same proportion as it votes the shares of ESOP participants who have instructed the trustee on how to vote. You cannot vote your ESOP shares at the virtual meeting. To allow sufficient time for voting by the trustee of the ESOP, our transfer agent must receive your vote by no later than 5:00 p.m. Eastern Time on February 21, 2022.

How do I submit a question during the virtual Annual Meeting?	Each year at the Annual Meeting, we hold a question-and-answer session following the formal business portion of the meeting during which shareholders may submit questions to us. We anticipate having such a question-and-answer session at the 2022 Annual Meeting. If you would like to submit a question during the Annual Meeting, once you have logged into the webcast at www.virtualshareholdermeeting.com/RJF2022, simply type your question in the “ask a question” box and click “submit”. Questions pertinent to meeting matters will be answered during the meeting as time allows.

When should I submit my question?	You may submit questions during the meeting as outlined above, and in advance of the meeting via the internet at www.proxyvote.com when you vote your shares. You can also submit a question up to 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner.

May I change or revoke my vote?

Yes. You may change your vote in one of several ways at any time before it is exercised:

•  Grant a subsequent proxy via the Internet or telephone;

•  Submit another proxy card (or voting instruction card) with a date later than your previously delivered proxy;

•  Notify our Company Secretary in writing before the Annual Meeting that you are revoking your proxy or, if you hold your shares in “street name,” follow the instructions on the voting instruction card; or

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• If you are a shareholder of record, or a beneficial owner with a proxy from the shareholder of record, vote online while logged in and participating in the virtual Annual Meeting.

What will happen if I do not vote my shares?

•  Shareholders of Record. If you are the shareholder of record of your shares and you do not vote in person at the Annual Meeting, or by proxy via the Internet, by mail, or by telephone, your shares will not be voted at the Annual Meeting.

•  Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the NYSE, your broker or nominee has discretion to vote your shares on routine matters, such as Proposal 4, but does not have discretion to vote your shares on non-routine matters, such as Proposals 1, 2 and 3. Therefore, if you do not instruct your broker as to how to vote your shares on Proposals 1, 2 or 3, this would be a “broker non-vote,” and your shares would not be counted as having been voted on the applicable proposal. We therefore strongly encourage you to instruct your broker or nominee on how you wish to vote your shares.

What is the effect of a broker non-vote or abstention?	Under NYSE rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on a limited number of “routine” proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive such voting instructions and does not have the discretion to vote the shares. Pursuant to our By-laws, broker non-votes and abstentions are not counted as “votes cast” on such matter, but are counted for quorum purposes.

What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?	• Shareholders of Record. If you are a shareholder of record and you submit a signed proxy, but you do not provide voting instructions, all of your shares will be voted FOR Proposals 1, 2, 3 and 4.

•  Beneficial Owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under NYSE rules, brokers and other nominees have the discretion to vote on routine matters, such as Proposal 4, but do not have discretion to vote on non-routine matters, such as Proposals 1, 2 and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 4 and any other routine matters properly presented for a vote at the Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or set of printed Proxy Materials?	It means you own Raymond James shares in more than one account, such as individually and jointly with your spouse. Please vote all of your shares. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials may contact their broker, bank or other nominee to request that only a single copy of such document(s) be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, your broker, bank or other nominee may deliver only one copy of the proxy materials to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the beneficial owners. Raymond James will deliver promptly, upon request, a

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separate copy of the proxy materials to a shareholder at a shared address to which a single copy of such document(s) was delivered. Shareholders who wish to receive a separate written copy of such documents, now or in the future, should submit their request to our Company Secretary by writing Raymond James Financial, Inc., Attn: Jonathan N. Santelli, General Counsel and Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716.

What is a quorum?	A quorum is necessary to hold a valid meeting. The presence, in person or by proxy, of shareholders representing a majority of the outstanding capital stock of the company entitled to vote at the meeting constitutes a quorum for the conduct of business.

What vote is required in order to approve each proposal?	For Proposals 1, 2 and 4, the affirmative vote of a majority of the “votes cast” on such proposal at the Annual Meeting is required. Our By-laws provide that a majority of the votes cast means that the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal. Abstentions and broker non-votes, if any, are not counted as “votes cast” with respect to such proposal. (In the case of any contested director election, directors are elected by a plurality of the “votes cast.”) For each of Proposals 3(A), 3(B) and 3(C), the affirmative vote of a majority of the shares outstanding and entitled to vote at the Annual Meeting is required.

How will voting on any other business be conducted?	Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual Meeting, we do not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the persons named as proxies will vote on the matter in their discretion.

What happens if the Annual Meeting is adjourned or postponed?	Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who will count the votes?	Our General Counsel and Company Secretary will act as the inspector of election and will tabulate the votes.

How can I find the results of the Annual Meeting?	Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four (4) business days after the Annual Meeting.

Who is paying for the costs of this proxy solicitation?	We will bear the expense of soliciting proxies. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $15,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Raymond James personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

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Additional Information

Costs of Solicitation

The cost of solicitation of proxies will be paid by Raymond James. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $15,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Raymond James personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report on Form 10-K will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

Principal Executive Offices

The principal executive offices of Raymond James are located at 880 Carillon Parkway, St. Petersburg, Florida 33716, and the telephone number there is 727-567-1000.

Shareholder Proposals for the 2023 Annual Meeting

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s annual meeting of shareholders must be received by the company no later than 120 days before the anniversary of the date of this proxy statement (e.g., not later than September 14, 2022). Such proposals should be sent in writing to Raymond James Financial, Inc., Attn: Jonathan N. Santelli, General Counsel and Company Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our By-laws, and must be a proper subject for shareholder action under Florida law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with SEC proxy rules, Florida law, our By-laws and other legal requirements, without seeking to have the proposal included in Raymond James’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Under our By-laws, notice of such a proposal must generally be provided to our Company Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The period under our By-laws for receipt of such proposals for next year’s meeting is thus from October 27, 2022 to November 26, 2022. (However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, any notice by a shareholder of business or the nomination of directors for election or reelection to be brought before the annual meeting to be timely must be so delivered (i) not earlier than the close of business on the 120th day prior to such annual meeting and (ii) not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public announcement of the date of such meeting is first made.)

Under Rule 14a-4 under the Exchange Act, proxies may be voted on matters properly brought before a meeting under these procedures in the discretion of the proxy holders, without additional proxy statement disclosure about the matter, unless Raymond James is notified about the matter not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and the proponents otherwise satisfy the requirements of Rule 14a-4. The period under our By-laws for receipt of such proposals for next year’s meeting is from October 27, 2022 to November 26, 2022.

76	|	Raymond James Financial, Inc. 2022 Proxy Statement

United States Securities and Exchange Commission Reports

A copy of the company’s Annual Report on Form 10-K, including financial statements, for the fiscal year ended September 30, 2021 (the “Annual Report”), is being furnished or made available concurrently herewith to all shareholders holding shares as of the Record Date. Please read it carefully.

Shareholders may also obtain additional copies of the Annual Report, without charge, by visiting the company’s website at www.raymondjames.com or by submitting a request to our General Counsel and Company Secretary by writing Raymond James Financial, Inc., Attn: General Counsel and Company Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. Upon request to our Company Secretary, the exhibits set forth on the exhibit index of the Annual Report may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Communications with the Lead Director and Non-Executive Directors

Any interested party may communicate with the Lead Director of our Board, Ms. Susan N. Story, or with our non-executive directors as a group, by writing to the following address:

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Attn: Jonathan N. Santelli, General Counsel and Company Secretary

Communications will be reviewed by our company secretary and distributed to the Lead Director, the Board, or to any of the Board’s committees or individual directors as appropriate, depending on the facts and circumstances of the communication. In that regard, the Raymond James Board does not receive certain items which are unrelated to the duties and responsibilities of the Board.

In addition, the company maintains a Confidential Reporting Hotline (888-686-8351) for its employees or individuals outside the company to report complaints or concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the company’s Code of Conduct or law. Further information about the Raymond James Confidential Reporting Hotline is available on the company’s website.

Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit and Risk Committee of the Board of Directors by sending a written communication to the address given below:

Audit and Risk Committee

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Attn: General Counsel

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for the Notice (or proxy materials in the case of shareholders who receive paper copies of such

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materials) with respect to two or more shareholders sharing the same address by delivering a single Notice, (or set of paper proxy materials), addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of banks and brokers with account holders who are beneficial holders of the company’s shares will be householding the company’s Notice (or proxy materials). Accordingly, a single copy of the Notice (or proxy materials) will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. To receive a separate copy of the Notice (or proxy materials), or if, at any time, you no longer wish to participate in householding and would prefer to receive separate copies of any future notices (or proxy materials), please notify your bank or broker, or contact our General Counsel and Company Secretary at 727-567-5185 or by mail to Raymond James Financial, Inc., Attn: Jonathan N. Santelli, General Counsel and Company Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. The company undertakes, upon oral or written request to the address or telephone number above, to deliver promptly a separate copy of the company’s notices (or proxy materials) to a shareholder at a shared address to which a single copy of the applicable document was delivered. Shareholders who currently receive multiple copies of the Notice or proxy materials at their address and would like to request householding of their communications should contact their bank or broker or the company’s Investor Relations Department at the contact address and telephone number provided above.

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APPENDIX A

Raymond James Financial, Inc.

Reconciliation of non-GAAP financial measures to GAAP financial measures

(unaudited)

We utilize certain non-GAAP financial measures as additional measures to aid in, and enhance, the understanding of our financial results and related measures. These non-GAAP financial measures include adjusted net income, adjusted earnings per diluted share, and adjusted return on equity. We believe certain of these non-GAAP financial measures provides useful information to management and investors by excluding certain material items that may not be indicative of our core operating results. We utilize these non-GAAP financial measures in assessing the financial performance of the business, as they facilitate a meaningful comparison of current- and prior-period results. In the following tables, the tax effect of non-GAAP adjustments reflects the statutory rate associated with each non-GAAP item. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other companies. The following tables provide a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures for the periods indicated.

	Year ended September 30,
$ in millions, except per share amounts	2021	2020	2019
Net income	$1,403	$818	$1,034
Non-GAAP adjustments:
Losses on extinguishment of debt(1)	98	—	—
Acquisition and disposition-related expenses(2)	19	7	15
Reduction in workforce expenses(3)	—	46	—
Goodwill impairment(4)	—	—	19

Pre-tax impact of non-GAAP adjustments	117	53	34
Tax effect of non-GAAP adjustments	(28)	(13)	—

Total non-GAAP adjustments, net of tax	89	40	34

Adjusted net income	$1,492	$858	$1,068

Earnings per diluted share(5)	$6.63	$3.88	$4.78
Non-GAAP adjustments:
Losses on extinguishment of debt(1)	0.46	—	—
Acquisition and disposition-related expenses(2)	0.09	0.03	0.07
Reduction in workforce expenses(3)	—	0.22	—
Goodwill impairment(4)	—	—	0.09

Pre-tax impact of non-GAAP adjustments	0.55	0.25	0.16
Tax effect of non-GAAP adjustments	(0.13)	(0.05)	—

Total non-GAAP adjustments, net of tax	0.42	0.20	0.16

Adjusted earnings per diluted share(5)	$7.05	$4.08	$4.94

Raymond James Financial, Inc. 2022 Proxy Statement	|	A-1

	Year ended September 30,
$ in millions, except per share amounts	2021	2020	2019
Return on equity Average equity(6)	$7,635	$6,860	$6,392
Impact on average equity of non-GAAP adjustments:
Losses on extinguishment of debt(1)	39	—	—
Acquisition and disposition-related expenses(2)	6	1	12
Reduction in workforce expenses(3)	—	9	—
Goodwill impairment(4)	—	—	4

Pre-tax impact of non-GAAP adjustments	45	10	16
Tax effect of non-GAAP adjustments	(11)	(2)	—

Total non-GAAP adjustments, net of tax	34	8	16
Adjusted average equity(6)	$7,669	$6,868	$6,408
Return on equity(7)	18.4%	11.9%	16.2%
Adjusted return on equity(7)	19.5%	12.5%	16.7%

Footnotes

1.

Losses on extinguishment of debt include make-whole premiums, the accelerated amortization of debt issuance costs, and certain legal and other professional fees associated with the redemptions of our $250 million of 5.625% senior notes due 2024 and our $500 million of 3.625% senior notes due 2026 which occurred during our fiscal third quarter of 2021.

2.

Acquisition and disposition-related expenses in our Other segment primarily included professional and integration expenses associated with our acquisitions of NWPS Holdings, Inc., Financo, LLC, and Cebile Capital, which were completed in fiscal 2021, and Charles Stanley Group PLC and TriState Capital Holdings, Inc., announced in July 2021 and October 2021, respectively. Acquisition and disposition-related expenses in our Capital Markets segment included amortization expense related to intangible assets with short useful lives associated with our Financo, LLC and Cebile Capital acquisitions for fiscal 2021, a $7 million loss related to the sale of our interests in certain entities that operated predominantly in France for fiscal 2020, and a $15 million loss on the sale of our operations related to research, sales and trading of European equities for fiscal 2019.

3.

Reduction in workforce expenses for the twelve months ended September 30, 2020 are associated with position eliminations that occurred in our fiscal fourth quarter of 2020 in response to the economic environment. These expenses were included in our Other segment and primarily consisted of severance and related payroll expenses, as well as expenses related to company-paid benefits.

4.	The twelve months ended September 30, 2019 included a $19 million goodwill impairment charge associated with our Canadian Capital Markets business.

5.

Earnings per diluted common share is computed by dividing net income (less allocation of earnings and dividends to participating securities) by weighted-average diluted common shares outstanding for each respective period or, in the case of adjusted earnings per diluted share, computed by dividing adjusted net income (less allocation of earnings and dividends to participating securities) by weighted-average diluted common shares outstanding for each respective period.

6.

Average equity is computed by adding the total equity attributable to Raymond James Financial, Inc. as of each quarter-end date during the indicated period to the beginning of the year total, and dividing by five. Adjusted average equity is computed by adjusting for the impact on average equity of the non-GAAP adjustments, as applicable for each respective period.

7.

Return on equity is computed by dividing net income by average equity for each respective period or, in the case of adjusted return on equity, computed by dividing adjusted net income by adjusted average equity for each respective period.

A-2	|	Raymond James Financial, Inc. 2022 Proxy Statement

APPENDIX B

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

RAYMOND JAMES FINANCIAL, INC.

ARTICLE I

Name

The name of this corporation shall be: RAYMOND JAMES FINANCIAL, INC.

ARTICLE II

Term of Existence

The duration of this corporation is to be perpetual.

ARTICLE III

General Purpose~~s~~

The general purpose for which this corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Florida Business Corporation Act, and any amendments thereto (the “FBCA”), and in connection therewith, this corporation shall have and may exercise any and all powers conferred from time to time by law upon corporations formed under the FBCA.

~~The principal purposes of the corporation shall be:~~

~~To engage in and carry on a general securities brokerage and financial business.~~

~~To underwrite, subscribe for, buy, sell, pledge, mortgage, hold and otherwise deal in stocks, bonds, obligations or securities of any private or public corporation, government or municipality, trusts, syndicates, partnerships or individuals and to do any other act or thing permitted by law for the preservation, protection, improvement or enhancement of the value of such shares of stock, bonds, securities or other obligations including the right to vote thereon.~~

~~To undertake and carry on any business transaction or operation commonly carried on or undertaken by capitalists, promoters, financiers, contractors, merchants, commission men or agents.~~

~~To promote or assist financially or otherwise, corporations, syndicates, partnerships, individuals or associations of all kinds and to give any guarantee in connection therewith for the payment of money or for the performance of any obligation or undertaking.~~

~~To deal in shares, stocks, bonds, notes, debentures, or other evidence of indebtedness or securities of any domestic or foreign corporations, or mutual investment companies, either as principal, or as agent or broker, or otherwise. To acquire by lease, purchase, gift, devise, contract, concession, or otherwise, and to hold, own, develop, explore, exploit, improve, operate, lease, enjoy, control, manage, or otherwise turn to account, mortgage, grant, sell, exchange, convey, or otherwise dispose of, wherever situated, within or without the State of Florida, any and all real estate, lands, options, concessions, grants, land patents, franchises, rights, privileges, easements, tenements, estates, hereditaments, interests, and properties of every kind, nature and description whatsoever.~~

~~To acquire, and to make payment therefore in cash or the stock or bonds of the corporation, or by undertaking or assuming the obligations and liabilities of the transferor, or in any other way, the good will, rights and property, the whole or any part of the assets, tangible or intangible, and to undertake or assume the liabilities of, any person, firm, association or corporation, to hold or in any manner dispose of the whole or any part of the property~~

Raymond James Financial, Inc. 2022 Proxy Statement	|	B-1

~~so purchased, to conduct in any lawful manner the whole or any part of the business so acquired and to exercise all of the powers necessary or convenient for the conduct and management thereof.~~

~~To adopt, apply for, obtain, register, produce, take, purchase, exchange, lease, hire, acquire, secure, own, hold, use, operate, contract, or negotiate for, take licenses or other rights in respect of, sell, transfer, grant licenses and rights in respect of, manufacture under, introduce, sell, assign, collect the royalties on, mortgage, pledge, create liens upon, or otherwise dispose of, deal in, and turn to account, letters patent, patents, patent rights, patents applied for or to be applied for, trade-marks, trade names and symbols, distinction marks and indications of origin or ownership, copyrights, syndicate rights, inventions, discoveries, devices, machines, improvements, licenses, processes, data, and formulae of any and all kinds granted by, or recognized under or pursuant to laws of the United States of America, or of any other country or countries whatsoever, and with a view to the working and development of the same, to carry on any business, whether manufacturing or otherwise, which the corporation may think calculated, directly or indirectly, to effectuate these objects.~~

~~To manufacture, purchase, or otherwise acquire, hold, own, sell, assign, transfer, lease, exchange, invest in, mortgage, pledge, or otherwise encumber or dispose of and generally deal and trade in and with, both within and without the State of Florida, and in any part of the world, goods, wares, merchandise, and property of every kind, nature and description.~~

~~To enter into, make and perform contracts of every kind and description with any person, firm, association or corporation, municipality, body politic, country, territory, state, government or colony or dependency thereof.~~

~~To borrow or raise money for any of the purposes of the corporation, without limit as to amount, and in connection therewith to grant collateral or other security either alone or jointly with any other person, firm or corporation, and to make, execute, draw, accept, endorse, discount, pledge, issue, sell or otherwise dispose of promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other evidences of indebtedness, negotiable or non-negotiable, transferable or non-transferable, and to confer upon the holders of any of its obligations such powers, rights and privileges as from time to time may be deemed advisable by the Board of Directors, to the extent permitted under the General Corporation Law of the State of Florida; to lend and advance money, extend credit, take notes, open accounts and every kind and nature of evidence of indebtedness and collateral security in connection therewith.~~

~~To purchase or otherwise acquire, hold, sell, pledge, transfer or otherwise dispose of shares of its own capital stock, provided that the funds or property of the corporation shall not be used for the purchase of its own shares of capital stock when such use would cause any impairment of the capital of the corporation and provided further, that shares of its own capital stock belonging to the corporation shall not be voted upon directly or indirectly.~~

~~To have one or more offices, conduct and carry on its business and operations and promote its objects within and without the State of Florida, in other states, the District of Columbia, the territories, colonies and dependencies of the United States, and in foreign countries, without restriction as to place or amount, but subject to the laws of such state, district, territory, colony, dependency or country.~~

~~To engage in any other business or businesses, whether related thereto or not, as may be approved by the Board of Directors and which businesses are permitted by law.~~

~~In general to do any or all of the things herein set forth to the same extent as natural persons might or could do and in any part of the world, as principals, agents, contractors, trustees, or otherwise, within or without the State of Florida, either alone or in company with others, and to carry on any other business in connection therewith, whether manufacturing or otherwise, and to do all things not forbidden, and with all the powers conferred upon corporations by the laws of the State of Florida.~~

~~It is the intention that each of the objects, purposes and powers specified in each of the paragraphs of this third article of this Certificate of Incorporation shall, except where otherwise specified, be nowise limited or restricted by reference to or inference from the terms of any other paragraph or of any other article in this Certificate of Incorporation, but that the objects, purposes and powers specified in this article and in each of the articles or paragraphs of this~~

B-2	|	Raymond James Financial, Inc. 2022 Proxy Statement

~~Certificate shall be regarded as independent objects, purposes and powers, and the enumeration of specific purposes and powers shall not be construed to restrict in any manner the general terms and powers of this corporation, nor shall the expression of one thing be deemed to exclude another, although it be of like nature. The enumeration of objects or purposes herein shall not be deemed to exclude or in any way limit by inference any powers, objects, or purposes which this corporation is empowered to exercise, whether expressly by force of the laws of the State of Florida, now or hereafter in effect, or implied by any reasonable construction of said law.~~

ARTICLE IV

Capital Stock ~~Clause~~

~~Shares Authorized. (A) The aggregate number of shares of stock which this corporation shall have authority to issue shall be three hundred fifty million (350,000,000) shares of common stock, each with a par value of one cent ($.01) and ten million (10,000,000) shares of preferred stock, each with a par value of ten cents ($.10).~~

~~(B) The Preferred Stock may be created and issued from time to time in one or more series with such designations, preferences, limitations, conversion rights, dividend rights, redemption provisions, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as determined by the Board of Directors of the corporation, and set forth in the resolution or resolutions providing for the creation and issuance of the stock in such series. Shares of one class or series of the corporation’s capital stock may be issued through a stock dividend or stock split on shares of another class or series of the corporation’s capital stock. In addition to the right to establish one or more such series of Preferred Stock, the Board of Directors shall have full authority to increase or decrease the number of shares of Preferred Stock designated for any series.~~

(A) Authorized Shares. The aggregate number of shares of stock which this corporation shall have authority to issue shall be seven hundred million (700,000,000), of which six hundred fifty million (650,000,000) shares shall be shares of common stock, each with a par value of one cent ($.01) (“Common Stock”) and fifty million (50,000,000) shares shall be shares of preferred stock, each with a par value of ten cents ($.10) (“Preferred Stock”).

(B) Provisions Relating to Shares. The designation, relative rights, preferences and liabilities of each class of stock, itemized by class, shall be as follows:

(1) Provisions Relating to Shares of Common Stock.

(a) Each share of Common Stock shall have one vote, and, except as provided by resolution or resolutions adopted by the board of directors providing for the issue of any series of Preferred Stock, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

(b) No holder of shares of Common Stock as such shall have any preemptive right to subscribe to or acquire (i) unissued or treasury shares of this corporation of any class, (ii) securities of this corporation convertible into or carrying a right to acquire or subscribe to shares of any class or (iii) any other obligations, warrants, rights to subscribe to shares or other securities of this corporation of any class, in each case whether now or hereafter authorized.

(c) Subject to the provisions of law and to the provisions of any Preferred Stock that may be outstanding from time to time, dividends may be paid on the shares of Common Stock at such times and in such amounts as the board of directors may deem advisable.

(d) Subject to the provisions of any Preferred Stock that may be outstanding from time to time, in the event of any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of this corporation and the amounts to which holders of Preferred Stock shall be entitled, to the remaining net assets of this corporation.

Raymond James Financial, Inc. 2022 Proxy Statement	|	B-3

(2) Provisions Relating to Shares of Preferred Stock.

(a) The shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such designations, preferences, limitations and special rights as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the board of directors as hereinafter provided.

(b) Authority is hereby expressly granted to the board of directors, subject to the provisions of this Article IV, to divide the Preferred Stock into one or more series and with respect to each series to fix and determine by resolution or resolutions providing for the issue of such series:

(i) The number of shares to constitute such series and the distinctive designation thereof;

(ii) The dividend rate or rates to which shares of such series shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, the date or dates from which dividends shall accumulate and the quarterly dates on which dividends, if declared, shall be payable;

(iii) Whether or not the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon which the holder of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any retirement or sinking fund and with respect to shares otherwise redeemed;

(iv) The amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of this corporation, which amount may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates (the amount so payable upon such involuntary liquidation, dissolution or winding up, exclusive of accrued dividends, being hereinafter sometimes called the “involuntary liquidation value”);

(v) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(vi) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes, or of any other series of the same class and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(vii) The voting powers, if any, of such series; and

(viii) Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with this Section (2).

(c) All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all series of Preferred Stock shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of Section (B)(2)(b) of this Article IV.

(d) Unless otherwise specifically provided in the terms of the Preferred Stock, the holders of any class of Preferred Stock of this corporation shall have no preemptive right to subscribe to or acquire (i) unissued or treasury shares of this corporation of any class, (ii) securities of this corporation convertible into or carrying a right to acquire or subscribe to shares of any class, or (iii) any other obligations, warrants, rights to subscribe to shares or other securities of this corporation of any class, in each case whether now or hereafter authorized.

B-4	|	Raymond James Financial, Inc. 2022 Proxy Statement

(3) Provisions Relating to All Classes of Shares.

The Preferred Stock and Common Stock may be issued by this corporation from time to time for such consideration as may be determined from time to time by the board of directors subject to, and in accordance with the full discretion conferred upon the board of directors by, the FBCA. Any and all shares for which the consideration so determined shall have been paid or delivered shall be deemed fully paid shares and shall not be liable for any further call or assessment thereon; and the holders of such shares shall not be liable for any further payments in respect of such shares.

(C) Treasury Stock. The board of directors of this corporation shall have the authority to acquire by purchase and hold from time to time any shares of its issued and outstanding capital stock for such consideration and upon such terms and conditions as the board of directors in its discretion shall deem proper and reasonable in the interests of this corporation.

ARTICLE V

Vote to Effect Business Combination

The affirmative vote of two-thirds (2/3) of all the shares outstanding and entitled to vote shall be required to approve any of the following:

(a)	any merger or consolidation of the corporation with or into any other corporation;

(b)	any share exchange in which a corporation, person, or entity acquires the issued or outstanding shares of stock of this corporation pursuant to a vote of stockholders;

(c)	any sale, lease, exchange or other transfer of all, or substantially all, of the assets of this corporation to any other corporation, person or entity;

(d)	any transaction similar to, or having a similar effect as, any of the foregoing transactions.

Such affirmative vote shall be in lieu of the vote of stockholders otherwise required by law.

~~ARTICLE VI~~

~~Pre-Emptive Rights~~

~~No holder of any shares of stock of the corporation shall have any pre-emptive rights whatsoever to subscribe for or acquire additional shares of the corporation of any class, whether such shares shall be hereby or hereafter authorized; and no holder of shares shall have any right to subscribe to or acquire any shares which may be held in the treasury of the corporation; nor shall any holder have a right to subscribe to or acquire any bonds, certificates of indebtedness, debentures or other securities convertible into stock, or carrying any right to purchase stock. All such additional or treasury shares or securities convertible into stock or carrying any right to purchase stock may be sold for such consideration, at such time, on such terms and to such person or persons, firms, corporations or associations as the Board of Directors may from time to time determine.~~

ARTICLE VI~~I~~

Directors

(A~~.~~)    Number

The business of ~~the corporation~~this corporation shall be managed by or under the direction of a ~~Board of Directors~~board of directors. The exact number of directors shall be fixed from time to time ~~by resolution of the Board of Directors~~as provided in the by-laws of this corporation. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

Raymond James Financial, Inc. 2022 Proxy Statement	|	B-5

(B~~.~~)    Interested Directors

No contract or other transaction between this corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation, shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of ~~the corporation~~this corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the ~~Board of Directors~~board of directors, or a majority thereof. Any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the ~~Board of Directors~~board of directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

(C~~.~~)    Authority to Make Long-Term Employment Contracts

The ~~Board of Directors~~board of directors may authorize ~~the corporation~~this corporation to enter into employment contracts with any executive officer for periods longer than one year, and any charter or by-law provision for annual election shall be without prejudice to the contract rights, if any, of any executive officer under such contract.

(D~~.~~)    Reliance on Corporation Books

Each officer, director, or member of any committee designated by the ~~Board of Directors~~board of directors shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or reports made to ~~the~~ this ~~company~~corporation by any of its officials or by an independent public accountant or by an appraiser selected with reasonable care by the ~~Board of Directors~~board of directors or by any such committee, or in relying in good faith upon other records of ~~the~~ this ~~company~~corporation.

ARTICLE VII~~I~~

Amendment

This corporation reserves the right to amend, alter, change or repeal any provisions contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are subject to this reservation. ~~These Restated Articles of Incorporation may be amended in the manner provided by law.~~ Every amendment shall be approved by the ~~Board of Directors~~board of directors, proposed by them to the ~~stockholder~~shareholders, and approved at a ~~stockholder~~shareholders’ meeting by the affirmative vote of a majority of the stock entitled to vote thereon; provided, however, that the provisions set forth in Article V may not be altered, amended or repealed unless such alteration, amendment or repeal is approved by the affirmative vote of two-thirds (2/3) of all of the shares outstanding and entitled to vote.

B-6	|	Raymond James Financial, Inc. 2022 Proxy Statement

CERTIFICATE OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

RAYMOND JAMES FINANCIAL, INC.

The undersigned officer of Raymond James Financial, Inc. (the “~~Company~~corporation”) does hereby certify that at a regular meeting of the ~~Board of Directors~~board of directors of the ~~Company~~ corporation held on ~~November 25~~[        ], ~~2008~~2021, at which ~~meeting~~ a quorum was present and acting throughout, the ~~Board of Directors~~board of directors authorized the preparation and filing of the Amended and Restated Articles of Incorporation of Raymond James Financial, Inc., in the form annexed hereto;

~~I do~~The undersigned does hereby further certify that the Amended and Restated Articles of Incorporation ~~does not contain any amendments to the articles requiring approval~~were approved by the shareholders of the ~~Company~~corporation at a duly called meeting, at which a quorum was present and acting throughout, held on [February 24, 2022].

IN WITNESS WHEREOF, I have executed this certificate for and on behalf of the ~~Company~~ corporation this ~~25th~~ [        ]th day of ~~November~~[February, ~~2008~~2022].

RAYMOND JAMES FINANCIAL, INC.
By:
Name: ~~Kenneth Armstrong~~Jonathan J. Doyle
Title: ~~Associate~~ Assistant General Counsel – Securities and Corporate Governance, and Assistant Secretary

~~130~~

Raymond James Financial, Inc. 2022 Proxy Statement	|	B-7

INTERNATIONAL HEADQUARTERS: THE RAYMOND JAMES FINANCIAL CENTER

880 CARILLON PARKWAY  //  ST. PETERSBURG, FL 33716  //  800.248.8863

RAYMONDJAMES.COM

RAYMOND JAMES FINANCIAL, INC. 880 CARILLON PARKWAY ST. PETERSBURG, FL 33716

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. (5:00 P.M. Eastern Time, February 21, 2022 for ESOP Plan participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/RJF2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed on your proxy card in hand when you access the virtual meeting room and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by RAYMOND JAMES FINANCIAL, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. (5:00 P.M. Eastern Time, February 21, 2022 for ESOP Plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to RAYMOND JAMES FINANCIAL, INC., c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D63987-P64542-Z81555 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

RAYMOND JAMES FINANCIAL, INC.
The Board of Directors recommends you vote “FOR” all of the nominees listed and “FOR” Proposals 2, 3(a), 3(b), 3(c) and 4. Vote on Directors
1. ELECTION OF DIRECTORS
Nominees:	For	Against	Abstain

1a. Marlene Debel	☐	☐	☐	Vote on Proposals	For	Against	Abstain
1b. Robert M. Dutkowsky	☐	☐	☐

2.  Advisory vote to approve executive compensation.

3.  To approve the following amendments to our Articles of Incorporation:

3a.   Increase the number of authorized shares;

3b.  Restate or revise certain provisions governing the capital stock of the company; and

3c.   Make certain miscellaneous updates.

4.  To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is indicated, this proxy will be voted FOR the election of the nominees listed for the Board of Directors and FOR Proposals 2, 3(a), 3(b), 3(c) and 4. If any other matters properly come before the meeting, this proxy is authorized to vote in accordance with his judgment.

					☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐
1c. Jeffrey N. Edwards	☐	☐	☐
1d. Benjamin C. Esty 1e. Anne Gates 1f. Thomas A. James	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
1g. Gordon L. Johnson 1h. Roderick C. McGeary 1i. Paul C. Reilly 1j. Raj Seshadri 1k. Susan N. Story	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐

Please sign your name(s) exactly as it appears(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

RAYMOND JAMES FINANCIAL, INC.

2022 Annual Meeting of Shareholders

Thursday, February 24, 2022 at 4:30 P.M. Eastern Time

www.virtualshareholdermeeting.com/RJF2022

If you plan to attend the meeting at www.virtualshareholdermeeting.com/RJF2022, you will be required to enter the control number found on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form you previously received. In light of the public health impact of COVID-19, the Annual Meeting will be held in a virtual meeting format only, conducted via webcast.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Shareholders.

The Notice and Proxy Statement and the 2021 Annual Report to Shareholders are available at:

www.raymondjames.com/investor-relations/news-and-events/shareholders-meeting

D63988-P64542-Z81555

Raymond James Financial, Inc.

ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The shareholder(s) hereby revoke(s) any proxy previously granted and hereby appoint(s) Paul C. Reilly and Thomas A. James, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Raymond James Financial, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 4:30 P.M., Eastern Time, on February 24, 2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

NOTICE TO PARTICIPANTS IN THE RAYMOND JAMES FINANCIAL, INC. EMPLOYEE STOCK OWNERSHIP PLAN:

This card also constitutes confidential voting instructions for participants in the Raymond James Financial, Inc. Employee Stock Ownership Plan (“ESOP”). A participant who signs on the reverse side hereby instructs the trustee of the ESOP to vote all the shares of Common Stock of Raymond James Financial, Inc. allocated to his or her ESOP Account in accordance with the instructions on the reverse side. If no instructions have been received from the ESOP participant, the trustee will vote the shares allocated to the participant’s ESOP Account in the same proportion as it votes the shares of ESOP participants who have instructed the trustee on how to vote. You cannot vote your ESOP shares at the meeting. Your voting instructions must be received by 5:00 P.M. Eastern Time, on February 21, 2022 to allow sufficient time for processing. The trustee of the ESOP will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE